UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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PHH CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 28, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders for 2007 (the “Annual Meeting”) of PHH Corporation (the “Company”), which will be held at the Company’s offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, on March 18, 2008 at 10:00 a.m., eastern daylight time. Please note that directions to the meeting location are provided on the last page of the Proxy Statement.

At the Annual Meeting, stockholders will be asked to elect two Class II Directors to hold office until the Annual Meeting of Stockholders for 2010 and to transact such other business as may properly come before the meeting. The accompanying Notice of Annual Meeting and Proxy Statement describe in more detail the business to be conducted at the Annual Meeting and provide other information concerning the Company of which you should be aware when you vote your shares. Also enclosed is a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. You may also refer to Appendix A to the Proxy Statement for selected financial data from the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007.

Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary, such as a bank or broker, please follow the instructions under the “About the Annual Meeting of Stockholders” section of the Proxy Statement to obtain a ticket.

Your participation in the Company’s Annual Meeting is important, regardless of the number of shares you own. In order to ensure that your shares are represented at the Annual Meeting, whether you plan to attend or not, please vote in accordance with the enclosed instructions. As a stockholder of record, you can vote your shares by telephone, electronically via the Internet or by submitting the enclosed proxy card. If you vote using the proxy card, you must sign, date and mail the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and wish to modify your vote, you may revoke your proxy and vote in person at the meeting.

The Board of Directors appreciates your time and attention in reviewing the accompanying Proxy Statement. Thank you for your continued interest in PHH Corporation. We look forward to seeing you at the meeting.

Sincerely,

A. B. Krongard
Non-Executive Chairman of the Board

Terence W. Edwards
President and Chief Executive Officer

PHH CORPORATION
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS FOR 2007

To Be Held on March 18, 2008

To Our Stockholders:

The Annual Meeting of Stockholders of PHH Corporation (the “Company”) for 2007 will be held at the Company’s offices located at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, on March 18, 2008 at 10:00 a.m., eastern daylight time (the “Annual Meeting”), to consider and vote upon the following matters:

1. To elect two Class II Directors to hold office until the Annual Meeting of Stockholders for 2010, and until their successors are duly elected and qualified; and

2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on December 21, 2007 as the record date for the Annual Meeting. Only stockholders of record as of the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

William F. Brown
Senior Vice President, General Counsel and Secretary

December 28, 2007

PLEASE VOTE YOUR SHARES IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT. IF VOTING USING THE ENCLOSED PROXY CARD, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE ADDRESSED REPLY ENVELOPE WHICH IS FURNISHED FOR YOUR CONVENIENCE. THE ENVELOPE NEEDS NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

PHH CORPORATION
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 18, 2008

ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

Who is soliciting my vote?

The Board of Directors of PHH Corporation, a Maryland corporation (“we,” “our,” “us,” “PHH” or the “Company”), is soliciting your vote at our Annual Meeting of Stockholders for 2007, and any adjournment or postponement thereof (the “Annual Meeting”), to be held on the date at the time and place, and for the purposes set forth in the accompanying notice. This Proxy Statement and appendices, the accompanying notice of annual meeting, the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Annual Report”) filed with the Securities and Exchange Commission (“SEC”) on May 24, 2007 are being mailed to stockholders on or about December 28, 2007.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act on the matters outlined in the accompanying notice. The only matter scheduled to be acted upon at the Annual Meeting is the Election of Directors (see page 7 of this Proxy Statement).

Who can attend the Annual Meeting?

Only stockholders as of December 21, 2007 (the “Record Date”), or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 9:00 a.m. Stockholders will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you must bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting beginning ten days prior to the Annual Meeting during ordinary business hours at 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, the Company’s principal place of business, and ending on the date of the Annual Meeting.

Do I need a ticket to attend the Annual Meeting?

Yes. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and our guests. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is the Annual Meeting ticket. If you are a beneficial owner and hold your shares in “street name,” or through an intermediary, such as a bank or broker, you should request tickets in writing from PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding your stock, confirming your beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them on the Annual Meeting date at the registration desk upon verifying their stock ownership as of the Record Date. In accordance with our security procedures, all persons attending the Annual Meeting must present a picture identification along with their admission ticket or proof of beneficial ownership in order to gain admission. Admission to the Annual Meeting will be expedited if tickets are obtained in advance. Tickets may be issued to others at our discretion.

How many votes do I have?

You will have one vote for every share of PHH Corporation common stock, par value $0.01 per share (“Common Stock”), you owned on the Record Date.

How many votes can be cast by all stockholders?

54,077,064 votes may be cast at the Annual Meeting, representing one vote for each share of our Common Stock that was outstanding on the Record Date. There is no cumulative voting, and the holders of our Common Stock vote together as a single class.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting must be present, in person or by proxy, to constitute a quorum at the Annual Meeting. Stockholders of record who are present at the Annual Meeting, in person or by proxy, and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.

How many votes are required to elect Directors and adopt any other proposals?

Directors are elected by the affirmative vote of a plurality of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable Maryland law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote.

Approval of any other matter that may come before the Annual Meeting generally requires the affirmative vote of a majority of the shares of our Common Stock cast, in person or by proxy, and entitled to vote at the Annual Meeting. Under applicable Maryland law, in determining whether such proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have no effect on the outcome of the vote.

How do I vote?

You can vote in person or by valid proxy received by telephone, via the Internet or by mail. If voting by mail, you must:

•	indicate your instructions on the proxy;

•	date and sign the proxy;

•	mail the proxy promptly in the enclosed envelope; and

•	allow sufficient time for the proxy to be received before the date of the Annual Meeting.

Alternatively, in lieu of returning signed proxy cards, our stockholders of record can vote their shares by telephone or via the Internet. If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone or electronically through the Internet by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m., eastern daylight time, on March 17, 2008. If your shares are held in “street name” such as in a stock brokerage account or by a bank or other nominee, please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically through the Internet.

How do participants in our employee savings plans vote?

For participants in the PHH Corporation Employee Savings Plan and the PHH Home Loans, LLC Employee Savings Plan (the “Savings Plans”) with shares of our Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the respective trustees will vote shares of our Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to 11:59 p.m. eastern daylight time, on March 14, 2008, the trustees of the Savings Plans will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions. Instructions given with respect to shares in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after 11:59 p.m., eastern daylight time, on March 14, 2008. Participants in the Savings Plans are not entitled to vote in person at the Annual Meeting. If a participant in the Savings Plans has shares of our Common Stock credited to his or her account and also owns other shares of our Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plans and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in the Savings Plans.

Can I change my vote?

Yes. A proxy may be revoked at any time prior to the voting at the Annual Meeting by submitting a later dated proxy (including a proxy by telephone or electronically through the Internet), by giving timely written notice of such revocation to our Corporate Secretary or by attending the Annual Meeting and voting in person. However, if you hold shares in “street name,” you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.

What if I do not vote for some of the matters listed on my proxy card?

Shares of our Common Stock represented by proxies received by us (whether through the return of the enclosed proxy card, by telephone or through the Internet), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement, including the election of Directors, will be voted in accordance with the specification(s) so made.

If your proxy is properly executed but does not contain voting instructions, or if you vote by telephone or via the Internet without indicating how you want to vote, your shares will be voted:

•	“FOR” the election of the two Class II Director nominees for the Board of Directors.

Could other matters be decided at the Annual Meeting?

The Board of Directors does not intend to bring any matter before the Annual Meeting other than those set forth above, and the Board is not aware of any matters that anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Our Directors, officers and employees may solicit proxies on behalf of the Company in person or by telephone, facsimile or other electronic means. We have engaged Georgeson Shareholder Communications Inc. to assist us in the distribution and solicitation of proxies for a fee of $6,500 plus expenses. In accordance with the regulations of the SEC and the New York Stock Exchange, we also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock as of the Record Date.

How can I access the Company’s proxy materials and annual report electronically?

Copies of the 2006 Annual Report, the Proxy Statement, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, and other materials filed by the Company with the SEC are available without charge to stockholders on our website at www.phh.com or upon written request to PHH Corporation, Attention: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054. You can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you vote via the Internet or by telephone.

What financial information is accompanying the Proxy Statement?

Accompanying the Proxy Statement is the 2006 Annual Report. The 2006 Annual Report includes our audited consolidated financial statements as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006. Due to the delay in holding the Annual Meeting, we are also including selected financial data in Appendix A to the Proxy Statement. The selected financial data includes certain financial information included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, including comparable periods in 2006, as previously filed with the SEC. Based on the inherent uncertainties of our business, the historical financial information included in the 2006 Form 10-K and selected financial data may not be indicative of what our results of operations and financial position will be in the future.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

BOARD OF DIRECTORS
Board of Directors

Our Board of Directors currently consists of seven members. Our charter divides our Board of Directors into three classes of Directors having staggered terms, with one class being elected each year for a new three-year term and until their successors are elected and qualified. The term for Class I Directors expires at the annual meeting of our stockholders for 2009, the term for Class II Directors expires at the annual meeting of our stockholders for 2007 and the term for Class III Directors expires at the annual meeting of our stockholders for 2008. The following table sets forth certain information with respect to the members of our Board of Directors:

			Term Expires
			at Annual
			Meeting Held
Name	Age	Position(s)	for the Year

A.B. Krongard	71	Non-Executive Chairman of the Board of Directors	2009
Terence W. Edwards	52	Director; President and Chief Executive Officer; President and Chief Executive Officer – PHH Mortgage Corporation (“PHH Mortgage”)	2009
George J. Kilroy	60	Director; President and Chief Executive Officer – PHH Vehicle Management Services Group LCC (“PHH Arval”)	2007
James W. Brinkley	70	Director	2008
Ann D. Logan	53	Director	2007
Jonathan D. Mariner	53	Director	2008
Francis J. Van Kirk	60	Director	2009

A.B. Krongard was elected Non-Executive Chairman of the Board of Directors effective upon our spin-off from Cendant Corporation (our former parent company, now known as Avis Budget Group, Inc., referred to herein as “Cendant”) in the first quarter of 2005 (the “Spin-Off”). Since December 2004, Mr. Krongard has been pursuing personal interests. From March 2001 until December 2004, Mr. Krongard served as Executive Director of the Central Intelligence Agency. From February 1998 until March 2001, Mr. Krongard served as Counselor to the Director of Central Intelligence. Mr. Krongard previously worked in various capacities at Alex. Brown, Incorporated (“Alex. Brown”). In 1991, Mr. Krongard was elected as Chief Executive Officer of Alex. Brown and assumed the additional duties of Chairman of the Board of Alex. Brown in 1994. Upon the merger of Alex. Brown with Bankers Trust Corporation (“Bankers Trust”) in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency. Since July 2005, Mr. Krongard has served as a member of the Board of Directors of Under Armour, Inc. and is the Chairman of its Audit Committee. Under Armour, Inc. files reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

James W. Brinkley was elected as a Director effective upon the Spin-Off. In December 2005, Mr. Brinkley became Vice Chairman of Smith Barney’s Global Private Client Group following Citigroup Inc.’s acquisition of Legg Mason Wood Walker, Incorporated (“LMWW”). Mr. Brinkley served as a Director of Legg Mason, Inc., a holding company that, through its subsidiaries, provides financial services to individuals, institutions, corporations, governments and government agencies since its formation in 1981. Mr. Brinkley has served as a Senior Executive Vice President of Legg Mason, Inc. since December 1983. Mr. Brinkley became Chairman of LMWW, Legg Mason Inc.’s principal brokerage subsidiary, in February 2004. Mr. Brinkley previously served as LMWW’s Vice Chairman and Chief Executive Officer from July 2003 through February 2004, as its President from 1985 until July 2003 and as its Chief Operating Officer from February 1998 until July 2003.

Terence W. Edwards serves as our President and Chief Executive Officer, a position he has held since February 2005 and President and Chief Executive Officer of PHH Mortgage, a position he has held since August 2005. Prior to the Spin-Off, Mr. Edwards served as President and Chief Executive Officer of Cendant Mortgage Corporation (“Cendant Mortgage,” now known as PHH Mortgage) since February 1996, and as such, was responsible for overseeing its entire mortgage banking operations. From 1995 to 1996, Mr. Edwards served as Vice President of Investor Relations and Treasurer and was responsible for investor, banking and rating agency relations, financing resources, cash management, pension investment management and internal financial structure. Mr. Edwards joined us in 1980 as a treasury operations analyst and has held positions of increasing responsibility, including Director, Mortgage Finance and Senior Vice President, Secondary Marketing.

George J. Kilroy serves as President and Chief Executive Officer of PHH Arval, a position he has held since March 2001. Mr. Kilroy is responsible for the management of PHH Arval. From May 1997 to March 2001, Mr. Kilroy served as Senior Vice President, Business Development and was responsible for new client sales, client relations and marketing for PHH Arval’s United States operations. Mr. Kilroy joined PHH Arval in 1976 as an Account Executive in the Truck and Equipment Division and has held positions of increasing responsibility, including head of Diversified Services and Financial Services.

Ann D. Logan was elected as a Director effective upon the Spin-Off. Since July 2000, Ms. Logan has worked with various non-profit organizations and is currently Chair of the Annual Fund at Bryn Mawr College and a member of that college’s campaign steering committee. Ms. Logan was an Executive Vice President at the Federal National Mortgage Association (“Fannie Mae”) from January 1993 to July 2000. Ms. Logan ran the single-family mortgage business at Fannie Mae from 1998 to 2000 and was the Chief Credit Officer from 1993 to 1998. From 1989 to 1993, Ms. Logan was a Senior Vice President in charge of Fannie Mae’s Northeast Regional Office in Philadelphia. Prior to joining Fannie Mae, Ms. Logan was Assistant Vice President at Standard & Poor’s Corporation in New York. From 1976 to 1980, Ms. Logan worked for the U.S. Senate Judiciary Committee and served as the Committee Staff Director in 1980.

Jonathan D. Mariner was elected as a Director effective upon the Spin-Off. Mr. Mariner has been the Executive Vice President and Chief Financial Officer of Major League Baseball since January 2004. From March 2002 to January 2004, Mr. Mariner served as the Senior Vice President and Chief Financial Officer of Major League Baseball. From December 2000 to March 2002, Mr. Mariner served as the Chief Operating Officer of Charter Schools U.S.A., a charter school development and management company. Mr. Mariner was the Executive Vice President and Chief Financial Officer of the Florida Marlins Baseball Club from February 1992 to December 2000. Mr. Mariner served on the Boards of Directors of BankAtlantic Bancorp, Inc. (“BankAtlantic”) through May 2006 and Steiner Leisure, Limited through June 2006, both of which file reports pursuant to the Exchange Act.

Francis J. Van Kirk was elected as a Director effective July 1, 2005. Since November 2005, Mr. Van Kirk has been a partner with Heidrick & Struggles, an international executive search and leadership consulting services company. Prior to joining Heidrick & Struggles, Mr. Van Kirk served as the Managing Partner of the Philadelphia office of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) from 1996 through June 2005. In this role, Mr. Van Kirk oversaw the integration and coordination of PricewaterhouseCoopers’ lines of service and industry groups to ensure seamless service to its clients. Mr. Van Kirk began his career with PricewaterhouseCoopers in 1971 as a Staff Auditor and was employed in positions of increasing responsibility during his 35-year career with that firm.

Independence of the Board of Directors

Under the rules of the New York Stock Exchange (the “NYSE”), our Board of Directors is required to affirmatively determine which Directors are independent and to disclose such determination in the 2006 Form 10-K and in the proxy statement for each annual meeting of stockholders going forward. On April 24, 2007 and December 18, 2007, our Board of Directors reviewed each Director’s relationships with us in conjunction with our previously adopted Independence Standards for Directors (the “Independence Standards”) and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”). A copy of our Independence Standards is attached to this Proxy Statement as Appendix B and is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of our Independence Standards is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054 (telephone number: 1-866-PHH-INFO or 1-856-917-1PHH). At the meeting, the Board affirmatively determined that all non-employee Directors — Messrs. Brinkley, Krongard, Mariner and Van Kirk and Ms. Logan — meet the categorical standards under the Independence Standards and are independent Directors under the NYSE Listing Standards.

In the course of its determination of the independence of each non-management Director, the Board considered the following transactions, relationships and arrangements as required by our Independence Standards:

•	Mr. Brinkley became Vice Chairman of Smith Barney’s Global Private Client Group following Citigroup Inc.’s acquisition of LMWW in December 2005. We have certain relationships with the Corporate and Investment Banking segment of Citigroup Inc. (“Citigroup”), including financial services, commercial banking and other transactions. The Board specifically evaluated our transactions with Citigroup, the fees paid to Citigroup and the amount of indebtedness to Citigroup during 2006 and determined that the fees paid to Citigroup were less than 0.1% of its annual revenues and the amount of indebtedness was less than 0.1% of its total consolidated assets. Based on this evaluation and the nature of Mr. Brinkley’s position, our Board determined that this was not a material relationship for the purposes of determining his independence. In addition, Mr. Brinkley’s son is a principal at Colliers Pinkard, a member firm of Colliers International (“Colliers”), which provides certain lease management services to us. The Board evaluated the relationship between Colliers and us, including the fees paid to Colliers, which were less than 0.1% of its annual revenues. The Board determined that this was not a material relationship for the purpose of determining his independence.

•	Mr. Krongard is an outside director of the global Board of Directors for DLA Piper, our principal outside law firm. The Board reviewed the fees paid by us to DLA Piper and determined that such fees represented less than 0.4% of DLA Piper’s annual revenues for 2006. Based on the nature of his position, our Board considered Mr. Krongard’s relationship with DLA Piper and determined that it was not a material relationship for the purpose of determining his independence.

•	Ms. Logan has a mortgage loan with us, which was originated prior to her appointment to our Board of Directors. The Board considered the terms of the mortgage loan, including the interest rate and collateral requirements, which were substantially the same as those prevailing at the time for comparable transactions, and determined that this was not a material relationship for the purpose of determining her independence.

•	Mr. Mariner served as director of BankAtlantic until May 2006. PHH Mortgage has certain mortgage banking relationships with BankAtlantic, the fees for which did not exceed 0.2% of BankAtlantic’s annual revenues. Based on this evaluation, the Board determined that this was not a material relationship for the purpose of determining his independence.

See “Certain Relationships and Related Transactions” below for more information. Our Board also determined that Messrs. Edwards and Kilroy, who serve as executive officers, are not independent Directors. Accordingly, more than two-thirds of the members of our Board of Directors are independent as required by our Corporate Governance Guidelines.

Non-Executive Chairman

Mr. Krongard serves as our Non-Executive Chairman. The Non-Executive Chairman is not a corporate officer and leads all meetings of our Board of Directors at which he is present. The Non-Executive Chairman serves on appropriate committees as requested by the Board of Directors, sets meeting schedules and agendas and manages information flow to the Board of Directors to assure appropriate understanding of, and discussion regarding matters of interest or concern to the Board of Directors. The Non-Executive Chairman also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board of Directors as the Board of Directors may from time-to-time prescribe.

PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS

The Board of Directors has nominated Ms. Ann D. Logan and Mr. George J. Kilroy to be elected at the Annual Meeting to serve as Class II Directors for a three-year term ending at the annual meeting of stockholders for 2010 and until their successors are duly elected and qualified. Both nominees are currently incumbent Directors of the Company. The terms of the remaining Class I and Class III Directors expire at the annual meeting of stockholders for 2009 and 2008, respectively.

Both nominees have consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, either nominee should become unavailable to serve, the shares of our Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card, by telephone or electronically through the Internet) will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of Directors in accordance with our amended and restated articles of incorporation and by-laws.

Directors shall be elected by the affirmative vote of a plurality of the shares of our Common Stock cast at the Annual Meeting, in person or by proxy, and entitled to vote in the election of Directors. Pursuant to applicable Maryland law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE AS A CLASS II DIRECTOR. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF THE TWO NOMINEES LISTED ABOVE.

COMMITTEES OF THE BOARD

The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance Committee consisting of Directors who have been affirmatively determined to be “independent” as defined in the NYSE Listing Standards. Each of these Committees operates pursuant to a written charter approved by the Board of Directors and available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of each Committee charter is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054 (telephone number: 1-866-PHH-INFO or 1-856-917-1PHH). In addition, the Board of Directors has a standing Executive Committee which may take certain actions on behalf of the Board of Directors when the Board is not in session.

Audit Committee

The Audit Committee assists our Board of Directors in the oversight of the integrity of our financial statements, our independent registered public accountants’ qualifications and independence, the performance of our independent registered public accountants and our internal audit function and our compliance with legal and regulatory requirements. The Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Committee also oversees our corporate accounting and reporting practices by:

•	meeting with our financial management and independent registered public accountants to review our financial statements, quarterly earnings releases and financial data;

•	appointing and pre-approving all services provided by the independent registered public accountants that will audit our financial statements;

•	reviewing the selection of the internal auditors that provide internal audit services;

•	reviewing the scope, procedures and results of our audits; and

•	evaluating our key financial and accounting personnel.

The Audit Committee is comprised of Messrs. Van Kirk (Chairman) and Mariner and Ms. Logan. Each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. The Audit Committee is also required to have at least one member that qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Our Board of Directors has determined that Messrs. Mariner and Van Kirk qualify as audit committee financial experts and are non-employee, independent Directors. During 2006, the Audit Committee met 26 times.

Compensation Committee

The Compensation Committee determines and approves all elements of compensation for our Chief Executive Officer and senior management; reviews and approves our compensation strategy, including the elements of total compensation for senior management; reviews and approves the annual bonus and long-term bonus incentive plans, and reviews and grants equity awards for our employees. The Compensation Committee also assists us in developing compensation and benefit strategies to attract, develop and retain qualified employees. See “Executive Compensation” below for additional information regarding the process for the determination and consideration of executive compensation. The Compensation Committee is comprised of Messrs. Brinkley (Chairman) and Krongard and Ms. Logan. During 2006, the Compensation Committee met seven times and acted by unanimous written consent on one occasion.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities with respect to its governance function include considering matters of corporate governance and reviewing and revising our Board of Directors’ Corporate Governance Guidelines, Code of Business Conduct and Ethics for Directors and our Code of Conduct for Employees and Officers. The Corporate Governance Committee identifies, evaluates and recommends nominees for our Board of Directors for each annual meeting (see “Nomination Process and Qualifications for Director Nominees” below); evaluates the composition, organization and governance of our Board of Directors and its committees; and develops and recommends corporate governance principles and policies applicable to us. The Committee is comprised of Messrs. Krongard (Chairman), Brinkley and Mariner. During 2006, the Corporate Governance Committee met two times.

Executive Committee

The Executive Committee may exercise all of the powers of our Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to alter, amend or repeal our by-laws or any resolution or resolutions of the Board of Directors, declare any dividend or make any other distribution to our stockholders, appoint any member of the Executive Committee or take any other action which legally may be taken only by the full Board of Directors. The Executive Committee is comprised of Messrs. Krongard (Chairman), Edwards and Kilroy. During 2006, the Executive Committee did not meet.

BOARD MEETINGS

During 2006, our Board of Directors held 16 meetings and acted by unanimous written consent on four occasions. In addition, the standing Committees of the Board of Directors held an aggregate of 35 meetings and acted by unanimous written consent on one occasion in that period. In 2006, all incumbent Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of the Board of Directors on which they served. All Directors are expected to attend each regularly scheduled Board of Directors meeting as well as each annual meeting of our stockholders (subject to certain limited exceptions). All of our Directors attended the annual meeting of stockholders for 2006 held on January 24, 2007.

DIRECTOR COMPENSATION

The Corporate Governance Committee is responsible for reviewing and recommending to the Board of Directors the compensation of our non-employee Directors. Members of our Board of Directors who are also our officers or employees do not receive compensation for serving as a Director (other than travel-related expenses for Board meetings held outside of our corporate offices). The following table sets forth the non-employee Director retainer and stipend schedule for 2006:

Compensation

Annual Non-Executive Chairman of the Board Retainer	$170,000
Annual Non-Executive Board Member Retainer	120,000
New Director Equity Grant	60,000
Audit Committee Chair Stipend	20,000
Audit Committee Member Stipend	12,000
Compensation Committee Chair Stipend	15,000
Compensation Committee Member Stipend	10,000
Corporate Governance Committee Chair Stipend	9,000
Corporate Governance Committee Member Stipend	7,000

The non-employee Director retainers and stipends set forth in the table above are paid in arrears at the end of each quarter (the “Fee Payment Date”), half in cash and half in restricted stock units (the “Director RSUs”) of PHH Common Stock, which are issued under our 2005 Equity and Incentive Plan and are required to be deferred under our Non-Employee Directors Deferred Compensation Plan. The Director RSUs may not be sold or otherwise transferred for value prior to the Director’s termination of service on the Board. These Director RSUs are immediately vested and are paid in shares of our Common Stock one year after the Director is no longer a member of the Board of Directors. A non-employee Director may also elect to receive all or a portion of the cash retainer, stipends or any other compensation for service as a non-employee Director in the form of additional Director RSUs. These Director RSUs are also immediately vested and are paid in shares of our Common Stock 200 days after the Director is no longer a member of the Board of Directors. We do not maintain a pension plan for non-employee Directors, and they did not receive any other compensation for 2006.

Director Compensation Table

The following table sets forth the compensation paid to or earned by each non-employee Director for 2006:

	Fees
	Earned or		Stock
Non-Employee Director	Paid in Cash		Awards(1)	Total

James W. Brinkley	$71,133		$70,864	$141,997
A.B. Krongard	94,710	(2)	94,386	189,096
Ann D. Logan	71,133		70,864	141,997
Jonathan D. Mariner	69,648		69,373	139,021
Francis J. Van Kirk	70,097		69,870	139,967

(1)	Following the announcement of the delay in filing our Annual Report on Form 10-K for the year ended December 31, 2005, the Board of Directors determined that the award of Director RSUs to be granted to non-employee Directors will be postponed until the expiration of the blackout period for our executive officers and directors pursuant to Regulation BTR (the “Blackout Period”). (See our Current Report on Form 8-K filed with the SEC on July 2, 2007 for more information regarding the Blackout Period.) We have included these amounts in the Director Compensation Table above because they have been earned and will be awarded upon the earlier of the consummation of the proposed merger (the “Merger”) of Jade Merger Sub, Inc. (“Jade”), an indirect wholly owned subsidiary of General Electric Capital Corporation (“GE Capital”), with and into the Company pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 15, 2007, by and between the Company, GE Capital and Jade or the expiration of the Blackout Period. The amounts shown reflect the fair value of the Director RSUs earned, but not awarded to Directors for 2006, and are calculated using the closing price for our Common Stock on the Fee Payment Date. The table below sets forth the fair value for the Director RSUs earned for each quarter of 2006:

Non-Employee Director	3/31/2006	6/30/2006	9/30/2006	12/31/2006

James W. Brinkley	$17,702	$17,708	$17,728	$17,726
A.B. Krongard	23,577	23,602	29,591	23,617
Ann D. Logan	17,702	17,708	17,728	17,726
Jonathan D. Mariner	17,328	17,350	17,344	17,351
Francis J. Van Kirk	17,462	17,460	17,481	17,467

During 2006, the number of Director RSUs was calculated by dividing the amount of deferred compensation by the average of the highest and lowest price for our Common Stock on the last trading day prior to the Fee Payment Date. The Board has revised the method for calculating the number of Director RSUs for all future awards by using the closing price for our Common Stock on the Fee Payment Date. As of December 31, 2006, Messrs. Brinkley, Krongard, Mariner and Van Kirk and Ms. Logan had an aggregate of 7,834, 14,396, 7,724, 5,981 and 7,834 Director RSUs, respectively, including those earned but not awarded in 2006.

(2)	Mr. Krongard elected to defer $65,450 of the cash portion of his retainer and stipends pursuant to the Non-Employee Directors Deferred Compensation Plan and received 2,375 Director RSUs which will vest 200 days after he is no longer a member of our Board of Directors. The number of Director RSUs was calculated by dividing the amount of cash deferred by the average of the highest and lowest price for our Common Stock on the last trading day prior to the Fee Payment Date. The fair values of these Director RSUs were $16,340 on March 31, 2006, $16,359 on June 30, 2006, $16,358 on September 30, 2006 and $16,340 on December 31, 2006, which were less than the amount of cash deferred on each Fee Payment Date.

CORPORATE GOVERNANCE

Executive Sessions of Non-Management Directors

Executive sessions of non-management Directors without management present are held regularly by the Board of Directors and its Committees to discuss the criteria upon which the performance of the Chief Executive Officer and other senior executives is based, the performance of the Chief Executive Officer and other senior executives against such criteria, the compensation of the Chief Executive Officer and other senior executives and any other relevant matters. In 2006, the non-management Directors met in executive session without management eight times.

Presiding Director of Executive Sessions

Our Board of Directors has designated Mr. Krongard, our Non-Executive Chairman and Chairman of the Corporate Governance Committee, as the presiding Director of executive sessions of the non-management Directors of the Board of Directors.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in monitoring the effectiveness of decision-making, both at the Board of Directors and management levels, to enhance long-term stockholder value. The Corporate Governance Guidelines outline the following:

•	the responsibilities of the Board of Directors;

•	the composition of the Board of Directors, including the requirement that two-thirds of the Directors are independent as defined by the NYSE Listing Standards;

•	Director duties, tenure, retirement and succession;

•	conduct of Board of Directors and Committee meetings; and

•	the selection and evaluation of the Chief Executive Officer.

Our Corporate Governance Guidelines are available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” A copy of our Corporate Governance Guidelines is available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054 (telephone number: 1-866-PHH-INFO or 1-856-917-1PHH).

Code of Business Conduct and Ethics for Directors

We are committed to conducting business in accordance with the highest standards of business ethics and complying with applicable laws, rules and regulations. In furtherance of this commitment, our Board of Directors promotes ethical behavior and has adopted a Code of Business Conduct and Ethics for Directors (the “Directors Code”) that is applicable to all of our Directors. The Directors Code provides, among other things:

•	guidelines for Directors with respect to what constitutes a conflict of interest between a Director’s private interests and interests of PHH;

•	a set of standards that must be followed whenever we contemplate a business relationship between us and a Director;

•	restrictions on competition between our Directors and PHH and the use of our confidential information by Directors for their personal benefit; and

•	disciplinary measures for violations of the Directors Code and any other applicable rules and regulations.

The Directors Code is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” We will post any amendments to the Directors Code, or waivers of the provisions thereof, to our website under the heading “Investor Relations — Corporate Governance.” A copy of the

Directors Code is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054 (telephone number: 1-866-PHH-INFO or 1-856-917-1PHH).

Code of Conduct for Employees and Officers

Our Board of Directors has also adopted a Code of Conduct for Employees and Officers (the “Employees and Officers Code”) that is applicable to all of our officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Employees and Officers Code provides, among other things:

•	guidelines for our officers and employees with respect to ethical handling of conflicts of interest, including examples of the most common types of conflicts of interest that should be avoided (e.g., receipt of improper personal benefits from us, having an ownership interest in other businesses that may compromise an officer’s loyalty to us, obtaining outside employment with a competitor of ours, etc.);

•	a set of standards to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by us, including, for example, a specific requirement that all accounting records must be duly preserved and must accurately reflect our assets and liabilities;

•	a requirement to comply with all applicable laws, rules and regulations;

•	guidance promoting prompt internal communication of any suspected violations of the Employees and Officers Code to the appropriate person or persons identified in the Employees and Officers Code; and

•	disciplinary measures for violations of the Employees and Officers Code and any other applicable rules and regulations.

The Employees and Officers Code is available on our corporate website at www.phh.com under the heading “Investor Relations — Corporate Governance.” We will post any amendments to the Employees and Officers Code, or waivers of the provisions thereof for any of our executive officers, to our website under the heading “Investor Relations — Corporate Governance.” A copy of the Employees and Officers Code is also available to stockholders upon request, addressed to the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054 (telephone number: 1-866-PHH-INFO or 1-856-917-1PHH).

Nomination Process and Qualifications for Director Nominees

The Board of Directors has established certain procedures and criteria for the selection of nominees for election to our Board of Directors. Pursuant to its charter, the Corporate Governance Committee is required to identify individuals qualified to become members of the Board, which shall be consistent with the Board’s criteria for selecting new Directors. The Committee considers criteria such as diversity, age, skills and experience so as to enhance the Board of Directors’ ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of Committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE requirement. The Committee is also responsible for conducting a review of the credentials of individuals it wishes to recommend to the Board of Directors as a Director nominee, recommending Director nominees to the Board of Directors for submission for a stockholder vote at either an annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing Directors, reviewing the suitability for continued service as a Director of each Board member when his or her term expires and when he or she has a significant change in status, including but not limited to an employment change, and recommending whether such a Director should be re-nominated to the Board or continue as a Director.

Our by-laws provide the procedure for stockholders to make Director nominations either at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing Directors. A stockholder who is a stockholder of record on the date of notice as provided for in our by-laws and on the record date for the determination of stockholders entitled to vote at such meeting who gives timely notice can nominate persons for election to our Board of Directors either for an annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing Directors. The notice must be delivered to or mailed and received by the Corporate Secretary at 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054 (telephone number: 1-866-PHH-INFO or 1-856-917-1PHH):

•	in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made; and

•	in the case of a special meeting of stockholders called for the purpose of electing Directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs.
required to be disclosed in connection with solicitations of proxies for election of Directors pursuant to Regulation 14A of the Exchange Act and the rules and regulations promulgated thereunder and (ii) as to the stockholder giving the notice:

•	the name and address of the stockholder as they appear on our books and of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class or series and number of shares of our capital stock which are owned beneficially or of record by the stockholder and beneficial owner;

•	a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice; and

•	any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Regulation 14A of the Exchange Act and the rules and regulations promulgated thereunder.

In addition, the notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a Director if elected.

Communication with Non-Management Directors

In accordance with our Corporate Governance Guidelines, all stockholder and interested party communications to any Director, the non-management Directors as a group or the Board of Directors shall be forwarded to the attention of the Chairman of the Corporate Governance Committee, c/o the Corporate Secretary, 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054. The Corporate Secretary shall review all such stockholder and interested party communications and discard those which (i) are not related to our business or governance of our company, (ii) are commercial solicitations which are not relevant to the Board’s responsibilities and duties, (iii) pose a threat to health or safety or (iv) the Chairman of the Corporate Governance Committee has otherwise instructed the Corporate Secretary not to forward. The Corporate Secretary will then forward all relevant stockholder and interested party communications to the Chairman of the Corporate Governance Committee for review and dissemination.

EXECUTIVE OFFICERS

Our executive officers are set forth in the table below. All executive officers are appointed by and serve at the pleasure of the Board of Directors.

Name	Age	Position(s)

Terence W. Edwards	52	President and Chief Executive Officer President and Chief Executive Officer – PHH Mortgage
Clair M. Raubenstine	66	Executive Vice President and Chief Financial Officer
George J. Kilroy	60	President and Chief Executive Officer – PHH Arval
Mark R. Danahy	48	Senior Vice President and Chief Financial Officer – PHH Mortgage
William F. Brown	50	Senior Vice President, General Counsel and Corporate Secretary Senior Vice President, General Counsel and Secretary – PHH Mortgage
Mark E. Johnson	47	Vice President and Treasurer
Michael D. Orner	40	Vice President and Controller

Clair M. Raubenstine serves as our Executive Vice President and Chief Financial Officer, a position he has held since February 2006. From October 1998 through June 2002, Mr. Raubenstine served as a national independence consulting partner with PricewaterhouseCoopers. He also previously served as an Accounting, Auditing and SEC consulting partner and as an assurance and business advisory services partner to various public and private companies. Mr. Raubenstine’s career at PricewaterhouseCoopers spanned 39 years until his retirement in June 2002. From July 2002 through February 2006, Mr. Raubenstine provided accounting and financial advisory services to various charitable and educational organizations.

Mark R. Danahy serves as Senior Vice President and Chief Financial Officer of PHH Mortgage, a position he has held since April 2001. Mr. Danahy is responsible for directing the mortgage accounting and financial planning teams, which include financial reporting, asset valuation and capital markets accounting, planning and forecasting. Mr. Danahy joined Cendant Mortgage in December 2000 as Controller. From 1999 to 2000, Mr. Danahy served as Senior Vice President, Capital Market Operations for GE Capital Market Services, Inc.

William F. Brown serves as our Senior Vice President, General Counsel and Corporate Secretary, a position he has held since February 2005 and Senior Vice President, General Counsel and Secretary of PHH Mortgage. Mr. Brown has served as Senior Vice President and General Counsel of Cendant Mortgage since June 1999 and oversees its legal, contract, licensing and regulatory compliance functions. From June 1997 to June 1999, Mr. Brown served as Vice President and General Counsel of Cendant Mortgage. From January 1995 to June 1997, Mr. Brown served as Counsel in the PHH Corporate Legal Department.

Mark E. Johnson serves as our Vice President and Treasurer, a position he has held since February 2005. Prior to the Spin-Off, Mr. Johnson served as Vice President, Secondary Marketing of Cendant Mortgage since May 2003 and was responsible for various funding initiatives and financial management of certain subsidiary operations. From May 1997 to May 2003, Mr. Johnson served as Assistant Treasurer of Cendant, where he had a range of responsibilities including banking and rating agency relations and management of unsecured funding and securitization.

Michael D. Orner serves as our Vice President and Controller, a position he has held since March 2005. Prior to joining us, Mr. Orner was employed by Millennium Chemicals, Inc. as Corporate Controller from January 2003 through March 2005 and Director of Accounting and Financial Reporting from December 1999 through December 2002. Prior to joining Millennium Chemicals, Inc., Mr. Orner served as a Senior Manager, Audit and Business Advisory Services for PricewaterhouseCoopers, where he was employed from September 1989 through November 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our outstanding Common Stock, as of December 5, 2007, by those persons who are known to us to be beneficial owners of 5% or more of our Common Stock, by each of our Directors, by each of our Named Executive Officers (as defined on page 25) and by our Directors and Executive Officers as a group.

	Shares	Percent of
	Beneficially	Common Stock
Name	Owned(1)	Outstanding(2)

Principal Stockholders:
Hotchkis and Wiley Capital Management, LLC(3)	4,827,700	8.93%
725 South Figueroa Street, 39th Floor
Los Angeles, CA 90017
Pennant Capital Management, LLC(4)	4,687,607	8.67%
40 Main Street
Chatham, NJ 07928
Dimensional Fund Advisors Inc.(5)	3,781,440	6.99%
1299 Ocean Avenue
Santa Monica, CA 90401
Appaloosa Management L.P.(6)	3,015,381	5.58%
26 Main Street
Chatham, NJ 07928
Luxor Capital Partners, LP(7)	2,710,504	5.01%

767 Fifth Avenue, 19th Floor
New York, NY 10153
Directors and Named Executive Officers:
Terence W. Edwards(8)	403,887	*
Clair M. Raubenstine	—	—
George J. Kilroy(9)	36,812	*
Mark R. Danahy(10)	99,143	*
William F. Brown(11)	82,946	*
Neil J. Cashen(12)	126,810	*
James W. Brinkley(13)	9,906	*
A.B. Krongard(14)	18,503	*
Ann D. Logan(15)	9,656	*
Jonathan D. Mariner(16)	9,507	*
Francis J. Van Kirk(17)	7,777	*
All Directors and Executive Officers as a Group (13 persons)	852,918	1.55%

*	Represents less than one percent.

(1)	Based upon information furnished to us by the respective stockholders or contained in filings made with the SEC. For purposes of this table, if a person has or shares voting or investment power with respect to any of our Common Stock, then such Common Stock is considered beneficially owned by that person under the SEC rules. Shares of our common stock beneficially owned include direct and indirect ownership of shares, stock options and restricted stock units granted to executive officers and director restricted stock units granted to our directors which are vested or are expected to vest within 60 days of November 30, 2007. Due to the delay in the filing of our financial statements with the SEC, from March 2006 through June 2007 and during the blackout period, the issuance of Earned Shares and the availability for exercise of certain earned stock options have been postponed for our directors and executive officers until the earlier of the consummation of the Merger or the expiration of the Blackout Period. These Earned Shares and stock options have been included in the table in accordance with Rule 13d-3 of the SEC rules. Unless otherwise indicated in the table, the address of all listed stockholders is c/o PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, New Jersey, 08054.

(2)	Based upon 54,073,393 shares of our Common Stock outstanding as of December 5, 2007. Shares which vest or are expected to vest within 60 days of December 5, 2007 are deemed outstanding for the purpose of computing the percentage ownership for the named stockholder.

(3)	Reflects beneficial ownership of shares of our Common Stock as reported in a Form 13F filed with the SEC by Hotchkis and Wiley Capital Management, LLC on behalf of itself and its affiliates on November 16, 2007.

(4)	Reflects beneficial ownership of shares of our Common Stock as reported in a Form 13F filed with the SEC by Pennant Capital Management, LLC on behalf of itself and its affiliates on November 14, 2007.

(5)	Reflects beneficial ownership of shares of our Common Stock as reported in a Form 13F filed with the SEC by Dimensional Fund Advisors Inc. on behalf of itself and its affiliates on October 25, 2007.

(6)	Reflects beneficial ownership of shares of our Common Stock as reported in a Form 13F filed with the SEC by Appaloosa Management L.P. on behalf of itself and its affiliates on November 14, 2007.

(7)	Reflects beneficial ownership of shares of our Common Stock as reported in a Schedule 13G filed with the SEC by Luxor Capital Partners, LP on behalf of itself and its affiliates on December 17, 2007.

(8)	Represents 10,056 shares of our Common Stock directly held by Mr. Edwards, options to purchase 367,021 shares of our Common Stock and 26,810 Earned Shares.

(9)	Represents 9,184 shares of our Common Stock directly held by Mr. Kilroy, 635 shares of our Common Stock held in his 401(k) account, options to purchase 3,468 shares of our Common Stock and 23,525 Earned Shares.

(10)	Represents 4,925 shares of our Common Stock directly held by Mr. Danahy, options to purchase 79,556 shares of our Common Stock and 14,662 Earned Shares.

(11)	Represents 3,722 shares of our Common Stock directly held by Mr. Brown, options to purchase 67,696 shares of our Common Stock and 11,528 Earned Shares.

(12)	Represents 4,974 shares of our Common Stock directly held by Mr. Cashen, 144 shares of our Common Stock held in his 401(k) account, options to purchase 108,377 shares of our Common Stock and 13,315 Earned Shares.

(13)	Represents 5,260 Director RSUs, 250 shares of our Common Stock held by Brinkley Investments, LLC, a partnership among Mr. Brinkley, his wife and his children and 4,396 Earned Shares.

(14)	Represents 8,594 Director RSUs and 9,909 Earned Shares.

(15)	Represents 5,260 Director RSUs and 4,396 Earned Shares.

(16)	Represents 5,205 Director RSUs and 4,302 Earned Shares.

(17)	Represents 3,442 Director RSUs and 4,335 Earned Shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent beneficial owners are required to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on our review of the copies of such forms we have received, we believe that all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2006.

LEGAL PROCEEDINGS

In March and April 2006, several purported class actions were filed against us, our Chief Executive Officer and our former Chief Financial Officer in the U.S. District Court for the District of New Jersey. The first of these putative class actions was voluntarily dismissed without prejudice by the plaintiff on November 7, 2007. In the other two cases, the remaining plaintiffs seek to represent an alleged class consisting of all persons (other than our officers and directors and their affiliates) who purchased our Common Stock during certain time periods beginning March 15, 2005 in one case and May 12, 2005 in the other and ending March 1, 2006. The plaintiffs allege, among other matters, that the defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 thereunder. Additionally, two derivative actions were filed in the U.S. District Court for the District of New Jersey against us, our former Chief Financial Officer and each member of our Board of Directors. Both of these derivative actions have since been voluntarily dismissed by the plaintiffs.

Following the announcement of the Merger in March 2007, two purported class actions were filed against us and each member of our Board of Directors in the Circuit Court for Baltimore County, Maryland (the “Court”). The first of these actions also named GE Capital and Blackstone as defendants. The plaintiffs sought to represent an alleged class consisting of all persons (other than our officers and Directors and their affiliates) holding our Common Stock. In support of their request for injunctive and other relief, the plaintiffs alleged, among other matters, that the members of the Board of Directors breached their fiduciary duties by failing to maximize stockholder value in approving the Merger Agreement. On or about April 10, 2007, the claims against Blackstone were dismissed without prejudice. On May 11, 2007, the Court consolidated the two cases into one action. On July 27, 2007, the plaintiffs filed a consolidated amended complaint. This pleading did not name GE Capital or Blackstone as defendants. It essentially repeated the allegations previously made against the members of our Board of Directors and added allegations that the disclosures made in the preliminary proxy statement filed with the SEC on June 18, 2007 omitted certain material facts. On August 7, 2007, the Court dismissed the consolidated amended complaint on the ground that the plaintiffs were seeking to assert their claims directly, whereas, as a matter of Maryland law, claims that directors have breached their fiduciary duties can only be asserted by a stockholder derivatively. The plaintiffs have the right to appeal this decision.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee Oversight of Executive Compensation

The Compensation Committee of the Board of Directors is comprised of three independent, non-executive directors and is responsible for overseeing our executive compensation policies, including evaluating and approving the compensation of our Named Executive Officers (as defined in “— Summary Compensation Table” below). The Board of Directors has adopted a Compensation Committee Charter which sets forth the purpose, composition, authority and responsibilities of the Compensation Committee. The Compensation Committee reviews and determines the base salary, annual and long-term incentive awards, equity awards and other compensation for each Named Executive Officer, including our President and Chief Executive Officer, and evaluates our compensation policies. The Compensation Committee also has the authority to engage and retain executive compensation consultants to assist with such evaluations.

Executive Compensation Objectives

The primary objective of our executive compensation policies is to attract, retain and motivate qualified executive officers to manage our business in order to maximize stockholder value. Our executive compensation policies are intended to facilitate the achievement of our short-term and long-term business strategies through aligning compensation with performance by:

▪	providing base salaries and other compensation that are competitive and designed to attract and retain executive talent;

▪	rewarding executive performance through variable, at-risk compensation that is dependant upon meeting specified performance targets; and

▪	aligning the interests of our executive officers with the interests of our stockholders by providing equity-based compensation as a component of total compensation.

The Compensation Committee does not rely upon a fixed formula or specific numerical criteria in determining each Named Executive Officer’s total compensation or the allocation of compensation among the various components of compensation described below. Moreover, we do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. Rather, the Compensation Committee exercises its business judgment in determining total compensation based upon the following criteria

▪	our long-term strategic objectives, financial and other performance criteria and individual performance goals;

▪	the competitive compensation levels for executive officers at companies in similar businesses and/or of similar size;

▪	the overall economic environment and industry conditions; and

▪	the recommendations of executive compensation consultants.

Based upon its analysis of these criteria, the Compensation Committee determines on an annual basis each component of executive compensation (as discussed below) for the Named Executive Officers taking into consideration the total compensation relative to the median for the Peer Group (as defined in “— Benchmarking” below).

Role of Management in Executive Compensation Decisions

The Compensation Committee is responsible for reviewing and approving the compensation for our Named Executive Officers and stock equity awards for all employees. Generally, our Chief Executive Officer makes recommendations to the Compensation Committee as it relates to the compensation of the other executive officers. In addition, our executive officers, including our Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents of Human Resources, provide input and make proposals regarding the design, operation, objectives and values of the various components of compensation in order to provide appropriate performance and retention incentives for key employees. These proposals may be made on the initiative of the executive officers or upon the request of the Compensation Committee.

Executive Compensation Consultants

The Compensation Committee retained Mercer Human Resource Consulting, Inc. (“Mercer”) to assist it with the evaluation of executive compensation for 2006. Mercer analyzes and provides comparative executive compensation data and compensation program proposals for the Compensation Committee’s consideration in evaluating and setting the compensation of the Named Executive Officers and the overall structure of our compensation policies. Upon the Compensation Committee’s prior approval, Mercer also provides human resource consulting services to management from time-to-time. The Compensation Committee does not believe that these other services compromise Mercer’s ability to provide the Compensation Committee with an independent perspective on executive compensation.

Benchmarking

To ensure that we are competitive in attracting and retaining executive talent, during 2006 we benchmarked our executive compensation against a peer group consisting of 14 companies in similar businesses, including mortgage, leasing and financial services companies, and/or of similar size based on total sales and total assets (the “Peer Group”). The Peer Group consisted of the following companies:

▪ AMERCO	▪ Fiserv, Inc.	▪ Radian Group, Inc.
▪ American Home Mortgage	▪ GATX Corp.	▪ Rent-A-Center, Inc.
Investment Corp.	▪ Golden West Financial Corp.	▪ Ryder System, Inc.
▪ Astoria Financial Corporation	▪ IndyMac Bancorp, Inc.	▪ Sovereign Bancorp, Inc.
▪ CIT Group Inc.	▪ MGIC Investment Corp.	▪ Westcorp, Inc.

Mercer provided the Compensation Committee with executive compensation information for the Peer Group as well as survey data from multiple national compensation surveys (the “Survey Data”) in order to assist in the compensation evaluation due to the unique nature of our business segments and the lack of peer companies with a similar business segment mix for comparison. The Compensation Committee evaluated the base salary, short-term and long-term incentives and actual and target total compensation levels for the Peer Group and Survey Data, including the median and percentile ranges for each compensation component, for comparison with that of our Named Executive Officers. The Compensation Committee determined that total executive compensation for the Named Executive Officers should be targeted at or slightly above the median of the compensation of the Peer Group in order to be competitive with the compensation structure of the Peer Group and to attract and retain executive talent. These targets may be adjusted based upon the specific responsibilities, experience and performance of each Named Executive Officer as well as other factors in the Compensation Committee’s discretion.

Components of Executive Compensation

The primary components of the executive compensation arrangements for our Named Executive Officers are base salaries, variable compensation programs and long-term incentive awards.

Base Salaries.  The Compensation Committee is responsible for determining the base salary of our Chief Executive Officer and other Named Executive Officers, which includes the review and approval of annual adjustments to their base compensation. Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive’s position in order to attract and retain executive talent. The Compensation Committee determines salary levels based upon competitive compensation levels for companies in the Peer Group and Survey Data as well as consideration of the nature of the executive officer’s position and the contribution, achievement, experience and tenure of the executive officer. Mr. Edwards has served as our President and Chief Executive Officer since the Spin-Off and prior to that was the President and Chief Executive Officer of PHH Mortgage from February 1996 until the Spin-Off. In August 2005, Mr. Edwards resumed his role as President and Chief Executive Officer of PHH Mortgage in addition to his corporate role. Each of our other Named Executive Officers, except for Mr. Raubenstine, has been in their current position since the Spin-Off. Mr. Raubenstine was appointed to serve as our Executive Vice President and Chief Financial Officer on February 23, 2006. See “Executive Officers” for more information regarding positions held by each Named Executive Officer in the past five years. Our Named Executive Officers do not have employment agreements with us in accordance with the policy adopted by the Board following the Spin-Off. See “— Employment, Termination, Severance and Change in Control Arrangements — Employment Agreements” below for more information.

For 2006, the Compensation Committee evaluated our financial performance, the performance of our Named Executive Officers and Peer Group and Survey Data with regard to the base salaries and total compensation of executive officers in comparable positions. The Compensation Committee reviewed Mr. Edwards’ compensation and, upon his request, made no adjustments to his base salary for 2006, which remained at the 2005 level of $564,635. Based upon its review of the Peer Group and Survey Data, the Compensation Committee increased the base salaries for Messrs. Kilroy, Danahy and Brown to the amounts set forth in the table below, effective February 25, 2006, to bring their base salaries in line with the median base salaries of executive officers holding comparable positions in the Peer Group. The Compensation Committee set Mr. Raubenstine’s annual base salary at $1,000,000 for 2006, effective on February 23, 2006. See “— Executive Compensation Decisions in 2006 and

2007” for more information regarding Mr. Raubenstine’s compensation arrangements. The following table sets forth the annual base salaries for the Named Executive Officers for 2006.

		Annual Base
Name	Title	Salary for 2006

Terence W. Edwards	President and Chief Executive Officer; President and Chief Executive Officer — PHH Mortgage	$564,635
Clair M. Raubenstine	Executive Vice President and Chief Financial Officer	1,000,000
George J. Kilroy	President and Chief Executive Officer — PHH Arval	450,000
Mark R. Danahy	Senior Vice President and Chief Financial Officer — PHH Mortgage	325,000
William F. Brown	Senior Vice President, General Counsel and Corporate Secretary; Senior Vice President, General Counsel and Secretary — PHH Mortgage	300,000

Variable Compensation Programs.  Our Named Executive Officers may receive additional cash compensation through participation in our annual management incentive plans (“MIPs”) that are designed to motivate eligible recipients to achieve our short-term objectives. Each executive officer is eligible to receive an annual cash incentive payout calculated as a percentage of the executive officer’s base salary and based upon the achievement of performance targets for the individual executive officer and operating segment, consolidated results and/or other performance goals established by the Compensation Committee in its discretion. The payout target increases as a percentage of base salary with the executive officer’s duties and responsibilities in order to tie a greater percentage of the executive officer’s compensation to the achievement of our annual performance objectives.

The Compensation Committee generally sets the performance targets under the MIPs at levels which are considered to be challenging based on historical performance, industry and market conditions and adjusts such targets each year to coincide with our overall strategy, financial performance targets and other factors. For the three years prior to 2006, the performance targets established for the PHH Mortgage MIPs were met or exceeded in two of the three years, and the performance targets established for the PHH Arval MIPs were met or exceeded in all three years. Prior to 2006, we had one corporate MIP for which the performance target was exceeded.

In consultation with management and Mercer, the Compensation Committee approved the 2006 PHH Corporation Management Incentive Plan (the “2006 PHH MIP”), the 2006 PHH Arval Management Incentive Plan (the “2006 Fleet MIP”) and the 2006 PHH Mortgage Management Incentive Plan (the “2006 Mortgage MIP”) (collectively, the “2006 MIPs”) and established performance targets for the Named Executive Officers based on the 2006 pre-tax income after minority interest for us, PHH Arval and PHH Mortgage, respectively. Pursuant to the terms of the 2006 MIPs, in the event that the performance targets were achieved or exceeded, the participating Named Executive Officer would receive a cash payment in an amount equal to the Named Executive Officer’s base salary multiplied by the target payout percentage multiplied by the percentage by which the performance target for such plan was met or exceeded. The minimum payout is 100% of the target payout and the maximum payout is 125% of the target payout although the performance targets must be exceeded by more than 10% for a payout above the target payout level to occur. From 110% to 125% of the performance target, the payout is proportionate to the percentage by which the performance target is exceeded.

The Compensation Committee reviewed the roles and responsibilities of each Named Executive Officer and the Peer Group and Survey Data in evaluating the percentage of base salary for target payouts to the Named Executive Officers under the 2006 MIPs. In 2006, the Compensation Committee determined that the current payout targets for Messrs. Edwards, Kilroy and Brown were appropriate and that the target payout amount for Mr. Danahy be increased to 75% to bring his target payout level in line with the median target levels for comparable executives in the Peer Group. The table below sets forth the target payout as a percentage of base salary for each of the Named Executive Officers participating in the 2006 MIPs:

Payout
Target as
Percentage
of Base
Name	Salary

Terence W. Edwards	100%
George J. Kilroy	100%
Mark R. Danahy	75%
William F. Brown	50%

Mr. Raubenstine did not participate in the 2006 MIPs. Messrs. Edwards and Brown participated in the 2006 PHH MIP; Mr. Danahy participated in the 2006 Mortgage MIP and Mr. Kilroy participated in the 2006 PHH MIP and 2006 Fleet MIP with 50% of his target payout determined under each plan. See “— Grants of Plan-Based Awards for 2006” for additional information regarding the target payout amounts under the 2006 MIPs for the Named Executive Officers.

In 2007, the Compensation Committee reviewed the 2006 pre-tax income after minority interest for us, PHH Mortgage and PHH Arval and determined that the performance targets for the Named Executive Officers under the 2006 PHH MIP and 2006 Mortgage MIP had not been achieved and that PHH Arval exceeded its performance target under the 2006 Fleet MIP. As a result, Messrs. Edwards, Danahy and Brown did not receive payouts under the 2006 MIPs, and Mr. Kilroy received a payout of $267,461 based upon the 2006 Fleet MIP upon the filing of the 2006 Form 10-K.

Long-Term Incentive Awards.  The Compensation Committee administers our 2005 Equity and Incentive Plan, which provides for equity awards, including restricted stock units (“PHH RSUs”) and options to purchase our Common Stock (“Stock Options”). The Compensation Committee considers equity awards to our Named Executive Officers an appropriate and effective method of retaining key management employees and aligning their interests with the interests of our stockholders. Eligibility for stock awards, the number of shares underlying each award and the terms and conditions of each award are determined by the Compensation Committee upon consultation with management and Mercer. In June 2005, the Compensation Committee granted an annual award of PHH RSUs and Stock Options to our Named Executive Officers, which vest beginning on the fourth anniversary of the grant date, with the opportunity to accelerate the vesting of 25% of the total award for each year prior to the fourth anniversary of the grant date based on the achievement of performance targets established by the Compensation Committee. The Compensation Committee made these awards in PHH RSUs for Messrs. Danahy and Brown. These awards were split equally between PHH RSUs and Stock Options for Messrs. Edwards and Kilroy in order to further tie their compensation to the creation of stockholder value. The Compensation Committee establishes these performance targets annually for these and certain other equity awards with performance-based vesting converted from Cendant awards at the time of the Spin-Off. The performance targets for these awards were determined generally in the same manner as those for the annual MIPs and were based on our 2006 pre-tax income after minority interest. See “— Variable Compensation Programs” for additional information regarding establishing performance targets. In 2007, the Compensation Committee reviewed our 2006 pre-tax income after minority interest and determined that the performance targets had not been met. During 2006, the Compensation Committee did not make any equity awards under the 2005 Equity and Incentive Plan due to the delay in the filing of our financial statements with the SEC, which resulted in our Registration Statement on Form S-8 for our 2005 Equity and Incentive Plan not being effective until we became a current filer with the SEC on June 28, 2007.

Executive Compensation Decisions in 2006 and 2007

In February 2006, the Compensation Committee, in consultation with the Board of Directors and management, approved the compensation for Mr. Raubenstine, who was appointed by the Board of Directors on February 23, 2006 to serve as Executive Vice President and Chief Financial Officer. Upon discussions with Mr. Raubenstine, management and Mercer, the Compensation Committee set Mr. Raubenstine’s base salary for 2006 at $1,000,000 and determined that he would not be eligible to participate in the 2006 MIPs. The Compensation Committee considered the need for Mr. Raubenstine to split his time between our offices in Maryland and New Jersey in this role and agreed to reimburse him for any travel, meals and lodging expenses which might otherwise not be a deductible business expense and to provide a tax gross-up on any such amounts. As an inducement to his employment, the Compensation Committee agreed to award Mr. Raubenstine shares of our Common Stock equivalent to $250,000. During 2006, our intention was to make this grant in two equal installments: the first when we became current in our filing obligations with the SEC and were permitted to issue shares of our Common Stock from our 2005 Equity and Incentive Plan and the second on the later of February 23, 2007 or the date on which we became a current filer with the SEC. Due to the delay in the filing of our financial statements with the SEC and the announcement of the Merger, this stock award was never granted. In 2007, the Compensation Committee, with Mr. Raubenstine’s consent, determined to satisfy this arrangement through a cash payment of $250,000 which was paid upon the filing of the 2006 Form 10-K.

In September 2006, the Compensation Committee reviewed and approved the Release and Restrictive Covenants Agreement (the “Cashen Release”) between us and our former Chief Financial Officer, Mr. Neil J. Cashen, prior to its execution on September 20, 2006. The Compensation Committee considered the restrictive covenants, including certain non-compete and non-solicitation provisions to which Mr. Cashen would be subject, his length of service and his role and position with both us and PHH Arval in evaluating and approving the terms of the Cashen Release. The Compensation Committee also reviewed the other terms of the Cashen Release, including the total amounts to be paid to Mr. Cashen and the retention of vesting and exercise rights for certain previously awarded PHH RSUs and Stock Options, and determined that the approval and execution of the Cashen Release was appropriate and in our best interest.

In August 2007, the Compensation Committee reviewed and approved the deferral of shares to be issued to the Named Executive Officers to satisfy the conversion of PHH RSUs earned, but not awarded during the Blackout Period until the earlier of the consummation of the Merger or the expiration of the Blackout Period.

Retirement Benefits

Certain of our Named Executive Officers are participants in defined benefit plans that were available to all of our employees prior to the Spin-Off, including the PHH Corporation Pension Plan (the “PHH Pension Plan”) and PHH Corporation Retiree Medical Plan (the “PHH Retiree Medical Plan”) (collectively, the “Retirement Plans”). The benefits payable under these plans have been frozen for the Named Executive Officers and the other plan participants. See “— Pension Benefits for 2006” for more information regarding benefits available to the Named Executive Officers under these plans. In addition, all of our Named Executive Officers participate in the PHH Corporation Employee Savings Plan (the “PHH Savings Plan”) on the same basis as other employees. The PHH Savings Plan is a tax-qualified retirement savings plan that provides for employee contributions made on a pre-tax basis and matching contributions by us of up to six percent of the employee’s compensation contributed to the PHH Savings Plan up to the statutory limit. See “— All Other Compensation Table” in Footnote 7 under “— Summary Compensation Table” for more information regarding matching contributions to the PHH Savings Plan made on behalf of each Named Executive Officer.

Perquisites

We provide a limited number of perquisites to our Named Executive Officers, which the Compensation Committee believes are reasonable and consistent with our overall compensation program for executive officers and necessary to attract and retain executive talent. Our Named Executive Officers generally are provided with or have use of company vehicles, fuel for these vehicles, financial planning services and tax reimbursements on the foregoing perquisites. See “— All Other Compensation Table” in Footnote 7 under “— Summary Compensation Table” for more information regarding perquisites.

Employment, Termination, Severance and Change in Control Arrangements

Employment Agreements.  None of our Named Executive Officers have employment agreements. However, immediately after the Spin-Off, we did enter into an employment agreement with Mr. Edwards with a term ending on February 1, 2008. In addition to providing for a minimum base salary of $625,000 and participation in employee benefit plans generally available to our executive officers, Mr. Edwards’ agreement provided for an annual incentive award with a target amount equal to no less than 100% of his base salary, subject to the attainment of performance goals, and grants of long-term incentive awards upon such terms and conditions as determined by our Board of Directors or Compensation Committee. In addition, Mr. Edwards was entitled to receive an equity incentive award under the employment agreement relating to our Common Stock that would have vested based on the achievement of specified performance goals and would have had a value on the grant date of $2.5 million, which value would have been based on such performance criteria determined by the Compensation Committee. Based upon discussions between management and the Compensation Committee following the Spin-Off, we adopted a policy not to enter into employment agreements with any of our executive officers. In accordance with this policy, we and Mr. Edwards terminated his employment agreement in February 2005 and Mr. Edwards’ employment with us has been on an at-will basis since that time.

Change in Control and Other Severance Arrangements.  During 2006, we did not have change in control agreements with our Named Executive Officers. Generally, all unvested Stock Options granted to each of the Named Executive Officers under our 2005 Equity and Incentive Plan will become fully and immediately vested and exercisable, and all PHH RSUs will vest upon the occurrence of a change in control transaction. If consummated, the proposed Merger would result in a change in control under the terms of the 2005 Equity and Incentive Plan. In addition, during 2006, we had certain severance policies for our executive officers which provide benefits in the event of their termination without cause. See “— Potential Payments upon Termination of Employment or Change in Control” below for additional information regarding payments in the event of a change in control or other termination of employment for each Named Executive Officer.

Deductibility of Executive Compensation

In accordance with Section 162(m) of the Internal Revenue Code, the deductibility for federal corporate income tax purposes of compensation paid to certain of our individual executive officers in excess of $1 million in any year may be restricted. The Compensation Committee believes that it is in the best interests of our stockholders to comply with such tax law, while still maintaining the goals of our compensation programs. Accordingly, where it is deemed necessary and in our best interests to attract and retain the best possible executive talent and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee will recommend compensation to executive officers which may exceed the limits of deductibility. In this regard, certain portions of compensation paid to the Named Executive Officers may not be deductible for federal income tax purposes under Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2006 Form 10-K and this Proxy Statement.

Compensation Committee of the Board of Directors
James W. Brinkley (Chairman)
A.B. Krongard
Ann D. Logan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of “outside Directors” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended, “non-employee Directors” under SEC Rule 16b-3, and “independent” Directors as affirmatively determined by the Board of Directors pursuant to the NYSE Listing Standards. The members of the Compensation Committee are the individuals named as signatories to the report immediately preceding this paragraph. None of the members of the Compensation Committee are our former officers or employees.

SUMMARY COMPENSATION TABLE

The information below sets forth the compensation of our Chief Executive Officer, Chief Financial Officer, the three other most highly compensated executive officers and a former executive officer who served as our Chief Financial Officer for a portion of the year ended December 31, 2006 (collectively referred to as our “Named Executive Officers”). The form and amount of the compensation paid or to be paid to our Named Executive Officers for the year ended December 31, 2006 was determined by the Compensation Committee of our Board of Directors.

							Change
						Non-	in Pension
						Equity	Value and
						Incentive	Non-	All
						Plan	qualified	Other
Name and				Stock	Option	Compen-	Compen-	Compen-
Principal Position(s)	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	sation(6)	sation(7)	Total

Terence W. Edwards	2006	$564,635	$—	$234,757	$210,487	$—	$13,771	$62,485	$1,086,135
President and Chief Executive Officer; President and Chief Executive Officer — PHH Mortgage

Clair M. Raubenstine(8)	2006	853,846	213,191	—	—	—	—	54,302	1,121,339
Executive Vice President and Chief Financial Officer

George J. Kilroy	2006	438,461	—	185,793	83,316	267,461	10,236	17,285	1,002,552
President and Chief Executive Officer — PHH Arval

Mark R. Danahy	2006	319,943	—	146,788	33,258	—	—	41,203	541,192
Senior Vice President and Chief Financial Officer — PHH Mortgage

William F. Brown	2006	293,846	—	123,188	31,179	—	1,403	42,003	491,619
Senior Vice President, General Counsel and Corporate Secretary; Senior Vice President, General Counsel and Secretary — PHH Mortgage

Neil J. Cashen(9)	2006	274,327	—	218,070	482,344	—	4,169	1,982,996	2,961,906
Former Executive Vice President and Chief Financial Officer; Former Chief Financial Officer — PHH Arval

(1)	On February 22, 2006, the Compensation Committee increased the annual salary for Messrs. Kilroy, Danahy and Brown to $450,000, $325,000 and $300,000, respectively, effective on February 25, 2006. Mr. Edwards’ annual salary was not changed for 2006. No increases in annual salary have been made for the Named Executive Officers for 2007.

(2)	As an inducement to his employment, we agreed to award Mr. Raubenstine shares of our Common Stock equivalent to $250,000. During 2006, our intention was to make this grant in two equal installments: the first when we became current in our filing obligations with the SEC and were permitted to issue shares of our Common Stock from our 2005 Equity and Incentive Plan and the second on the later of February 23, 2007 or the date on which we became a current filer with the SEC. Due to the delay in the filing of our financial statements with the SEC and the announcement of the Merger, this stock award was never granted. In 2007, we and Mr. Raubenstine agreed to satisfy this arrangement through a cash payment of $250,000 which was paid upon the filing of the 2006 Form 10-K. The amount in this column reflects the proportion of the total amount of the bonus earned during 2006 on a straight-line basis.

(3)	The amounts shown in this column reflect the amount recognized by us (exclusive of the effect of estimated forfeitures) for the year ended December 31, 2006 for financial statement reporting purposes with respect to awards of PHH RSUs to our Named Executive Officers, which awards were made prior to 2006 under the 2005

Equity and Incentive Plan. There were no awards of PHH RSUs to our Named Executive Officers in 2006. See “— Outstanding Equity Awards at Fiscal Year-End for 2006” for more information regarding existing awards of PHH RSUs. See also Note 20, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2006 Form 10-K for more information.

(4)	The amounts shown in this column reflect the amount recognized by us (exclusive of the effect of estimated forfeitures) for the year ended December 31, 2006 for financial statement reporting purposes with respect to awards of Stock Options to our Named Executive Officers, which awards were made prior to 2006 under the 2005 Equity and Incentive Plan. There were no awards of Stock Options to our Named Executive Officers in 2006. See “— Grants of Plan-Based Awards for 2006” and “— Outstanding Equity Awards at Fiscal Year-End for 2006” for more information regarding existing awards of Stock Options. See also Note 20, “Stock-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2006 Form 10-K for more information.

(5)	For 2006, Messrs. Edwards, Kilroy and Brown were participants in our 2006 PHH MIP and Mr. Danahy was a participant in our 2006 Mortgage MIP. Each plan provided for cash payments based upon the achievement of certain performance targets established by our Compensation Committee. In 2006, the performance targets for the 2006 PHH MIP and 2006 Mortgage MIP were based on our consolidated pre-tax income after minority interest and the pre-tax income after minority interest for PHH Mortgage, respectively. Given his role as President and Chief Executive Officer of PHH Arval, Mr. Kilroy’s non-equity incentive plan compensation was split equally between the achievement of the performance targets set forth in the 2006 PHH MIP and the performance targets set forth in the 2006 Fleet MIP, which were based on the pre-tax net income after minority interest of PHH Arval for 2006. See “— Grants of Plan-Based Awards for 2006” for more information regarding the payout levels. Based on our consolidated results and the results of PHH Arval and PHH Mortgage for 2006, the Compensation Committee determined that the performance targets for the 2006 PHH MIP and 2006 Mortgage MIP were not achieved and the performance targets for the 2006 Fleet MIP were exceeded. As a result, Messrs. Edwards, Danahy and Brown did not receive non-equity incentive compensation under the 2006 PHH MIP or 2006 Mortgage MIP for 2006, and Mr. Kilroy received payment under the 2006 Fleet MIP in the amount of $267,461 upon the filing of the 2006 Form 10-K.

(6)	The amounts in this column reflect the aggregate change in the actuarial present value of the accumulated benefit under the PHH Pension Plan and PHH Retiree Medical Plan from December 31, 2005 to December 31, 2006 for each participating Named Executive Officer. Mr. Edwards is a participant in both the PHH Pension Plan and the PHH Retiree Medical Plan; Messrs. Kilroy, Brown and Cashen are participants in the PHH Pension Plan, and Messrs. Raubenstine and Danahy are not participants in either plan. Each of these plans was frozen and the final average compensation and years of service for each Named Executive Officer participating in the PHH Pension Plan is based on the years of service and compensation earned prior to October 31, 1999 (October 31, 2004 for Mr. Kilroy). See “— Pension Benefits for 2006” for additional information regarding the benefits accrued for each of these Named Executive Officers and Note 15, “Pension and Other Post Employment Benefits” in the Notes to Consolidated Financial Statements included in the 2006 Form 10-K for more information regarding the calculation of our pension costs.

(7)	Amounts included in this column are set forth in the following table:

All Other Compensation Table

	Life and	401(k)			Travel,
	Disability	Matching	Financial	Company	Meals
	Insurance	Contrib-	Planning	Car and	and	Tax	Vacation	Severance
	Converage	ution	Services	Fuel	Lodging	Gross-Up	Payout	Payout	Total
	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Terence W. Edwards	$3,229	$13,200	$16,635	$13,830	$—	$15,591	$—	$—	$62,485
Clair M. Raubenstine	5,167	—	—	—	30,840	18,295	—	—	54,302
George J. Kilroy	2,169	9,231	—	4,315	—	1,570	—	—	17,285
Mark R. Danahy	1,705	13,176	10,423	8,435	—	7,464	—	—	41,203
William F. Brown	1,525	12,869	12,184	6,912	—	8,513	—	—	42,003
Neil J. Cashen	1,835	12,981	—	4,297	—	1,042	48,956	1,913,885	1,982,996

(a)	These amounts include premiums paid for life and long-term disability insurance coverage for the Named Executive Officers pursuant to our benefit plans and are paid for all employees.

(b)	These amounts reflect the matching contribution made by us on behalf of each Named Executive Officer under the PHH Corporation Employee Savings Plan. This matching contribution is available to all of our employees up to the amount of their voluntary contributions to the plan not to exceed the statutory limit, which was $13,200 in 2006.

(c)	These amounts reflect the value of financial planning services which were made available to the Named Executive Officers. We also provided a tax gross-up to our Named Executive Officers for this amount. See Footnote (f) below.

(d)	These amounts include the value of the personal benefit received by each Named Executive Officer for the use of a company car and fuel, which values are based on our costs for such benefits. We also provided a tax gross-up to our Named Executive Officers for this amount. See Footnote (f) below.

(e)	This column reflects the value of hotel accommodations, meals and a car service to transport Mr. Raubenstine to and from our Maryland offices during 2006 as part of his employment. Mr. Raubenstine split his time between our New Jersey and Maryland offices, but spent more than 50% of his time in our Maryland offices during 2006. While Mr. Raubenstine lives in the greater Philadelphia area, he was treated as being domiciled in Maryland for tax purposes due to the percentage of time that he worked in our Maryland offices. As a result, his normal travel, meals and lodging expenses for performing services for us in Maryland were not deductible business expenses and were recognized as compensation. We reimbursed Mr. Raubenstine for these expenses and provided a tax gross-up so that he incurred no additional taxes as a result of these payments. See Footnote (f) below.

(f)	This column reflects the tax gross-up amounts paid during 2006 (i) for the financial planning, car and fuel costs for Messrs. Edwards, Kilroy, Danahy, Brown and Cashen and (ii) for hotel accommodations and car service costs for Mr. Raubenstine’s travel to and from our Maryland offices.

(g)	The amount in this column reflects the amount of accrued vacation and holiday pay which was paid to Mr. Cashen when his employment with us terminated on September 20, 2006 pursuant to the Cashen Release.

(h)	The amount in this column reflects the severance payout made to Mr. Cashen, which includes a cash payment of $1,864,800 and the value of his company car and a laptop computer ($47,582 and $1,503, respectively) based on our fair value of each on September 20, 2006, pursuant to the terms of the Cashen Release.

(8)	Effective February 23, 2006, Mr. Raubenstine joined us as Executive Vice President and Chief Financial Officer. For 2006, Mr. Raubenstine received an annual salary of $1,000,000 and was not a participant in the 2006 PHH MIP.

(9)	Effective February 23, 2006, Mr. Cashen ceased serving as our Executive Vice President and Chief Financial Officer and assumed the role of Senior Vice President, Strategic Planning and Investor Relations. On September 20, 2006, Mr. Cashen resigned his employment and entered into the Cashen Release, which provided a release of all claims by Mr. Cashen, except for certain indemnification and benefit claims; non-competition restrictions for periods ranging from three to five years and non-disclosure and non-disparagement restrictions. The agreement provides for a one-time lump sum cash payment of $1,864,800, the retention of his company vehicle and laptop and continued vesting and exercise rights in previously granted stock-based awards on the same basis and at the same time as such awards would have vested or been exercisable had he remained an employee through October 11, 2009, which resulted in the recognition of additional expense for financial statement reporting purposes for his previously granted PHH RSU and Stock Option awards.

GRANTS OF PLAN-BASED AWARDS FOR 2006

The following table sets forth the grants of plan-based awards for 2006, including non-equity incentive plan awards under the 2006 PHH MIP, 2006 Mortgage MIP and 2006 Fleet MIP. There were no equity-based awards made to the Named Executive Officers for 2006. Pursuant to the terms of the Cashen Release, vesting and exercise rights in previously granted stock-based awards were allowed to continue on the same basis and at the same time as such awards would have vested or been exercisable had Mr. Cashen remained an employee through October 11, 2009. These modifications are reflected in the table below as new awards on September 20, 2006. The number of PHH RSUs and Stock Options, exercise prices, expiration dates and other terms of these equity awards were not modified.

					All Other
					Option	Exercise or	Grant
					Awards:	Base Price	Date Fair
					Number of	of Option	Value of
		Estimated Future Payouts Under			Securities	Awards	Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Underlying	per	Option
Name	Date	Threshold	Target	Maximum	Options	Share(2)	Awards

Terence W. Edwards	N/A	$—	$564,635	$705,794	—	$—	$—
Clair M. Raubenstine	—	—	—	—	—	—	—
George J. Kilroy	N/A	219,031	438,461	548,076	—	—	—
Mark R. Danahy	N/A	—	243,750	304,688	—	—	—
William F. Brown	N/A	—	150,000	187,500	—	—	—
Neil J. Cashen(3)	9/20/2006	—	—	—	104,909	17.43	194,082
	9/20/2006	—	—	—	23,247	20.78	201,079
	9/20/2006	—	—	—	13,874	24.99	20,727

(1)	The target payout amount is determined based on a percentage of the annual salary of the Named Executive Officer at the time of grant, except for Mr. Kilroy whose target is based on a percentage of his actual salary for the prior year pursuant to the terms of the 2006 Fleet MIP. The target payout level is 100% of salary for Messrs. Edwards and Kilroy, 75% of salary for Mr. Danahy and 50% of salary for Mr. Brown. The maximum payout is 125% of the target payout although the performance targets must be exceeded by more than 110% for a payout above target. From 110% to 125% of target, the payout is proportionate to the percentage by which the performance target is exceeded. The performance targets for the 2006 PHH MIP, 2006 Mortgage MIP and 2006 Fleet MIP were based on the pre-tax income after minority interest for us, PHH Mortgage and PHH Arval, respectively. Messrs. Raubenstine and Cashen did not participate in the 2006 PHH MIP, 2006 Mortgage MIP or 2006 Fleet MIP. Mr. Danahy participates in the 2006 Mortgage MIP only given his role with PHH Mortgage. No payments were made to the Named Executive Officers under the 2006 PHH MIP or 2006 Mortgage MIP. Mr. Kilroy participates equally in the 2006 PHH MIP and 2006 Fleet MIP with a target payout equal to $219,031 under each plan. As a result, the threshold amount for Mr. Kilroy’s non-equity incentive plan award is 50% of his target payout since the performance target under one, but not the other, MIP was achieved. See Footnote 5 under “— Summary Compensation Table” for information regarding the payout to Mr. Kilroy under the 2006 Fleet MIP.

(2)	The exercise prices shown for Mr. Cashen’s Stock Option Awards were not modified by the Cashen Release and reflect the original exercise prices set at the time of the grant of these awards. The closing price for our Common Stock on September 20, 2006 was $27.51.

(3)	The terms of the Cashen Release, including the continued vesting and exercise rights for previously granted Stock Option and PHH RSU awards, were approved by the Compensation Committee on September 19, 2006 and resulted in a modification of the awards upon execution of the Cashen Release on September 20, 2006. We did not modify the exercise price, number of shares and other terms of the awards. As a result of the modification, we recognized net incremental compensation cost of $533,375, which includes the amounts set forth for each Stock Option award in the last column of the table as well as the net incremental cost of $117,487 for the modification to the previously granted PHH RSU awards of 15,252 shares.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2006

The following table sets forth the outstanding equity awards, including PHH RSUs and Stock Options, for each of our Named Executive Officers as of December 31, 2006. PHH RSUs earned during 2006 pursuant to the vesting terms of existing award agreements but not converted to shares of our Common Stock because we were not a current filer with the SEC are not presented as outstanding awards in the table. In addition, Stock Options which were earned during 2006 are included in the table as exercisable.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan Awards:	Market
		Number of				Number		Number of	Value of
	Number of	Securities				of Shares	Market Value	Unearned	Unearned
	Securities	Underlying				or Units	of Shares or	Shares, Units	Shares,Units
	Underlying	Unexercised		Option		of Stock	Units of	or Other	or Other
	Unexercised	Options		Exer-	Option	That Have	Stock That	Rights That	Rights That
	Options	Unexer-		cise	Expiration	Not	Have Not	Have Not	Have Not
Name	Exercisable	cisable		Price	Date	Vested(1)	Vested(2)	Vested(3)	Vested(2)

Terence W. Edwards	183,045	—		$20.22	1/13/2010
	157,364	—		17.43	1/22/2012
	13,570	6,785	(4)	12.48	4/22/2013
	—	49,229	(5)	20.78	3/3/2015
	6,257	18,771	(6)	24.99	6/28/2015
								35,448	$1,023,384
						17,643	$509,353
Clair M. Raubenstine	—	—		—	—	—	—	—	—
George J. Kilroy	—	23,247	(5)	20.78	3/3/2015
	3,468	10,406	(6)	24.99	6/28/2015
								35,448	1,023,384
						12,796	369,421
Mark R. Danahy	43,712	—		18.55	7/17/2011
	35,844	—		17.43	1/22/2012
	—	17,504	(5)	20.78	3/3/2015
								19,497	562,878
						11,709	338,039
William F. Brown	19,695	—		20.32	6/2/2007
	23,085	—		20.22	1/13/2010
	24,916	—		17.43	1/22/2012
	—	16,410	(5)	20.78	3/3/2015
								12,407	358,190
						10,358	299,035
Neil J. Cashen(7)	104,909	—		17.43	1/22/2012
	—	23,247	(5)	20.78	3/3/2015
	3,468	10,406	(6)	24.99	6/28/2015
								18,433	532,161
						9,110	263,006

(1)	This column includes awards of PHH RSUs made (i) on February 1, 2005 in connection with the Spin-Off to convert existing awards of restricted stock units of Cendant common stock granted in 2003 (the “2003 Conversion RSUs”) and (ii) on June 28, 2005 as part of our annual long-term incentive grant (the “2005 Annual

Award RSUs”). The following table sets forth the number of 2003 Conversion RSUs and 2005 Annual Award RSUs outstanding as of December 31, 2006 for each Named Executive Officer:

	Number of 2003	Number of 2005
Name	Conversion RSUs	Annual Award RSUs

Terence W. Edwards	9,014	8,629
Clair M. Raubenstine	—	—
George J. Kilroy	8,012	4,784
Mark R. Danahy	4,506	7,203
William F. Brown	3,605	6,753
Neil J. Cashen	4,326	4,784

The remaining 2003 Conversion RSUs vest on April 22, 2007 subject to continued employment. The 2005 Annual Award RSUs vest equally in three annual installments beginning on June 28, 2009 subject to continued employment and acceleration of vesting of 25% of the total award in three installments on June 28, 2007, June 28, 2008 and June 28, 2009 upon the achievement of financial performance targets for each of the three fiscal years ending prior to June 28, 2009. We did not achieve our performance target for 2006.

(2)	Calculated using the closing price of our Common Stock on December 29, 2006 ($28.87).

(3)	This column includes awards of PHH RSUs made on February 1, 2005 in connection with the Spin-Off to convert existing awards of restricted stock units of Cendant common stock granted in 2004 (the “2004 Conversion RSUs”). The 2004 Conversion RSUs vest at either 12.5% or 18.75% of the total award on each of April 27, 2007 and April 27, 2008 to the extent we achieve either 100% or 150%, respectively, of the financial performance target for the fiscal year preceding the vesting date. In the event that the performance targets for a given year are not achieved, then 12.5% of the award is forfeited. As a result of not achieving the performance targets for 2006, 12.5% of the total award of 2004 Conversion RSUs for each participating Named Executive Officer were forfeited on April 27, 2007. Any unvested portion of the 2004 Conversion RSUs not previously forfeited will vest only in the event of a change in control transaction or the death or disability of the Named Executive Officer.

(4)	These Stock Options vest on April 22, 2007 subject to continued employment.

(5)	These Stock Options vest on March 3, 2009 subject to continued employment.

(6)	These Stock Options vest annually in three equal installments beginning on June 28, 2009, subject to continued employment and acceleration of vesting of 25% of the total award in three installments on June 28, 2007, June 28, 2008 and June 28, 2009 upon the achievement of financial performance targets for each of the three fiscal years ending prior to June 28, 2009. We did not achieve our performance target for 2006.

(7)	See “— Grants of Plan-Based Awards for 2006” for information regarding certain amendments made to Mr. Cashen’s outstanding equity awards.

OPTION EXERCISES AND STOCK VESTED FOR 2006

The following table sets forth information regarding the number and value of our Common Stock that vested during 2006 for our Named Executive Officers. The shares of our Common Stock listed in the table below will not be issued to the Named Executive Officers until we become a current filer with the SEC. There were no Stock Option exercises by the Named Executive Officers during 2006.

	Stock Awards(1)
	Number of	Value
	Shares Acquired	Realized
Name	on Vesting	on Vesting

Terence W. Edwards	17,796	$486,122
Clair M. Raubenstine	—	—
George J. Kilroy	15,513	424,551
Mark R. Danahy	10,156	276,740
William F. Brown	7,923	215,572
Neil J. Cashen	8,989	245,414

(1)	The shares of our Common Stock shown represent the aggregate number of shares for each Named Executive Officer that vested during 2006 pursuant to the terms of the award agreements. The value realized on vesting reflects the value of the shares on the vesting date as set forth in the award agreements based on the closing price of our Common Stock on the vesting date. Since we were not a current filer with the SEC from March 1, 2006 until June 28, 2007, our Registration Statement on Form S-8 for our 2005 Equity and Incentive Plan was not effective, and the Board of Directors determined that these shares will not be issued to the Named Executive Officers until the earlier of the consummation of the Merger or the expiration of the Blackout Period.

PENSION BENEFITS FOR 2006

The following table sets forth information relating to the PHH Pension Plan, which is a defined benefit employee pension plan adopted as of the Spin-Off. The PHH Pension Plan is identical in all material respects to the Cendant Corporation Pension Plan (the “Cendant Pension Plan”), under which benefits were frozen for participants including our Named Executive Officers. The PHH Pension Plan assumed all liabilities and obligations owed under the Cendant Pension Plan to Cendant Pension Plan participants who were actively employed by us at the time of the Spin-Off, including Messrs. Edwards, Kilroy, Brown and Cashen. Certain of our employees, including Messrs. Raubenstine and Danahy, were not participants in the Cendant Pension Plan and are not participants in the PHH Pension Plan. The benefits under the PHH Pension Plan that are accrued to the participating Named Executive Officers were frozen and such officers may not accrue further benefits under the PHH Pension Plan.

		Number of	Present
		Years of	Value of
		Credited	Accumulated
Name	Plan Name	Service(1)	Benefit(2)

Terence W. Edwards	PHH Corporation Pension Plan	20	$255,772
	PHH Corporation Retiree Medical Plan	20	22,927
Clair M. Raubenstine	N/A	—	—
George J. Kilroy	PHH Corporation Pension Plan	28	774,949
Mark R. Danahy	N/A	—	—
William F. Brown	PHH Corporation Pension Plan	14	104,809
Neil J. Cashen	PHH Corporation Pension Plan	20	206,170

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us for each Named Executive Officer through October 31, 1999 (October 31, 2004 for Mr. Kilroy).

(2)	The valuations included in this column have been calculated as of December 31, 2006 assuming the Named Executive Officer will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 15, “Pension and Other Post Employment Benefits” in the Notes to Consolidated Financial Statements included in the 2006 Form 10-K.

No pension benefits were paid to the Named Executive Officers in 2006. Each of the Named Executive Officers, other than Messrs. Raubenstine and Danahy, is eligible to receive a benefit under the PHH Pension Plan based on 2% of their final average cash compensation times their number of years of benefit service (up to a maximum of 30 years) minus 50% of their annualized primary Social Security benefit. For purposes of determining the participating Named Executive Officers’ benefits under the PHH Pension Plan, their final average compensation and years of benefit service was based on compensation and service earned prior to October 31, 1999 (October 31, 2004 for Mr. Kilroy). The participating Named Executive Officers will not accrue any additional benefits under the PHH Pension Plan or under any other defined benefit plan sponsored by us or Cendant after October 31, 1999 (October 31, 2004 for Mr. Kilroy).

NON-QUALIFIED DEFERRED COMPENSATION FOR 2006

The table below sets forth information relating to the PHH Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) established by our Board of Directors in 1994 for specified executive officers at that time. The Deferred Compensation Plan was frozen to further participation in 1997 and Mr. Edwards is the only Named Executive Officer eligible to participate in the plan.

Aggregate
	Earnings in		Aggregate
	Last Fiscal		Balance as of
Name	Year End		Last Fiscal Year

Terence W. Edwards	$57,836	(1)	$536,942
Clair M. Raubenstine	—		—
George J. Kilroy	—		—
Mark R. Danahy	—		—
William F. Brown	—		—
Neil J. Cashen	—		—

(1)	The amount reported in this column is not included as compensation in “— Summary Compensation Table” because the earnings were not above-market or preferential pursuant to the applicable SEC rules under the Exchange Act.

There were no contributions to, or distributions or withdrawals from, the Deferred Compensation Plan in 2006. The Deferred Compensation Plan is a non-qualified deferred compensation plan pursuant to which participants may elect to defer up to 100% of their annual salary and any awards under a non-equity incentive plan. All deferrals by participants are 100% vested at all times. The Deferred Compensation Plan is unfunded for tax purposes and a bookkeeping account is established for each participant. Amounts deferred are credited with any associated earnings in accordance with hypothetical investment options elected by the participant from the investment options, including mutual funds and other funds, available under the PHH Savings Plan, except for the fund which invests in our Common Stock. Participants are entitled to a distribution under the Deferred Compensation Plan when they cease employment with us for any reason. Distributions may be made in lump sum or in monthly, quarterly or annual installments for up to ten years at the election of the participant.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The following table sets forth the estimated payments and benefits that would be provided to each Named Executive Officer who was employed by us on December 29, 2006, pursuant to the terms of any contract, agreement, plan or arrangement that provides for such payments and benefits following, or in connection with, a termination of the Named Executive Officer, including by voluntary termination, involuntary termination not for cause, involuntary termination for cause, retirement, death or disability or a change in control with or without a termination of the Named Executive Officer. For purposes of calculating the amounts in the table, we have assumed that the termination or change in control event took place on December 29, 2006, the last business day of our most recently completed fiscal year, and used the closing price of our Common Stock on such date ($28.87 per share) for purposes of calculating the value of any stock awards in accordance with the SEC rules under the Exchange Act. See the discussion that follows the table for additional information regarding the estimated payments and benefits.

		Involuntary		Change in	Change in
		Termination	Involuntary	Control	Control
Name and Description	Voluntary	Not for	Termination	without	with
of Potential Payments	Termination	Cause	for Cause	Termination	Termination	Death	Disability	Retirement

Terence W. Edwards
Severance	$—	$572,135	$—	$—	$572,135	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	2,115,037	2,115,037	2,115,037	2,115,037	—
Accelerated Payout of 2006 MIPs	—	—	—	564,635	564,635	564,635	—	—
Retirement Plans	—	—	—	—	—	—	—	278,699
Deferred Compensation	536,942	536,942	536,942	—	536,942	536,942	536,942	536,942

Total	$536,942	$1,109,077	$536,942	$2,679,672	$3,788,749	$3,216,614	$2,651,979	$815,641

Clair M. Raubenstine
Severance	$—	$507,500	$—	$—	$507,500	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	—	—	—	—	—
Accelerated Payout of 2006 MIPs	—	—	—	—	—	—	—	—
Retirement Plans	—	—	—	—	—	—	—	—
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$507,500	$—	$—	$507,500	$—	$—	$—

George J. Kilroy
Severance	$—	$457,500	$—	$—	$457,500	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	1,621,248	1,621,248	1,621,248	1,621,248	—
Accelerated Payout of 2006 MIPs	—	—	—	438,461	438,461	438,461	—	—
Retirement Plans	—	—	—	—	—	—	—	774,949
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$457,500	$—	$2,059,709	$2,517,209	$2,059,709	$1,621,248	$774,949

Mark R. Danahy
Severance	$—	$170,000	$—	$—	$170,000	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	1,042,525	1,042,525	1,042,525	1,042,525	—
Accelerated Payout of 2006 MIPs	—	—	—	243,750	243,750	243,750	—	—
Retirement Plans	—	—	—	—	—	—	—	—
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$170,000	$—	$1,286,275	$1,456,275	$1,286,275	$1,042,525	$—

William F. Brown
Severance	$—	$157,500	$—	$—	$157,500	$—	$—	$—
Accelerated Vesting of Stock Awards	—	—	—	789,982	789,982	789,982	789,982	—
Accelerated Payout of 2006 MIPs	—	—	—	150,000	150,000	150,000	—	—
Retirement Plans	—	—	—	—	—	—	—	104,809
Deferred Compensation	—	—	—	—	—	—	—	—

Total	$—	$157,500	$—	$939,982	$1,097,482	$939,982	$789,982	$104,809

The amounts shown in the table above include estimates of what would be paid to the Named Executive Officers upon the occurrence of the specified event. The actual amounts to be paid to the Named Executive Officers can only be determined at the time of such event. We have included payments related to the Retirement Plans and the Deferred Compensation Plan in the table since these are frozen plans and are not available to our current employees. We have not included payments related to the Retirement Plans in the specified events other than the “Retirement” column, as these payments are not triggered by termination, death or disability of the Named

Executive Officer or a change in control. These amounts would be payable to the Named Executive Officer at some time after the specified event once the minimum retirement age and other PHH Pension Plan requirements were met. In addition, the table does not include payments of life or disability insurance payable upon the death or disability of the Named Executive Officers as these benefits are available to all employees on the same basis.

Potential Payments and Benefits

Severance.  In accordance with our policy, none of our Named Executive Officers has an employment agreement or change in control agreement. We provide post-termination payments of salary or severance to our Named Executive Officers under a policy applicable to our executive officers in the event of a reduction in our workforce or the elimination or discontinuation of their position. Pursuant to our policy, the minimum severance is 26 weeks of base salary and the maximum severance is 52 weeks of base salary for the Named Executive Officers payable in a lump sum amount. In addition, the amounts shown in the table include $7,500 in outplacement services pursuant to our severance policy. These services may be declined by the Named Executive Officer in lieu of an equivalent cash payment. The payment of severance is conditioned upon, among other things, the execution of a general release of us by the executive officer. If consummated, the proposed Merger would result in a change in control under our severance policy.

Accelerated Vesting of Stock Awards.  All of the stock awards made to our Named Executive Officers have been granted under the 2005 Equity and Incentive Plan and are subject to the vesting and other terms set forth in award agreements and the 2005 Equity and Incentive Plan. Pursuant to the terms of the 2005 Equity and Incentive Plan, in the event of a Change in Control (defined below), any Stock Option award carrying a right to exercise that was not previously vested and exercisable becomes fully vested and exercisable, and any restrictions, deferral limitations, payment conditions and forfeiture conditions for PHH RSU awards lapse and such awards are deemed fully vested. In addition, any performance conditions imposed with respect to such awards are deemed to be fully achieved. Pursuant to the terms of the 2005 Equity and Incentive Plan, a Change in Control is deemed to have occurred if:

•	any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) us, (ii) any trustee or other fiduciary holding securities under one of our employee benefit plans and (iii) any corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our Common Stock), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our Common Stock representing 30% or more of the combined voting power of our then outstanding voting securities (excluding any person who becomes such a beneficial owner in connection with a transaction immediately following which the individuals who comprise our Board of Directors immediately prior thereto constitute at least a majority of the Board of Directors of the entity surviving such transaction or, if we or the entity surviving the transaction is then a subsidiary, the ultimate parent thereof);

•	the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by our stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors or whose appointment, election or nomination for election was previously so approved or recommended;

•	there is consummated a merger or consolidation of us or any of our direct or indirect subsidiaries with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise our Board of Directors immediately prior thereto constitute at least a majority of the Board of Directors of the entity surviving such merger or consolidation or, if we or the entity surviving such merger is then a subsidiary, the ultimate parent thereof or

•	our stockholders approve a plan of complete liquidation or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets (or any transaction having a similar effect), other than a sale or disposition by us of all or substantially all of our assets to an entity, immediately following which the individuals who comprise our Board of Directors immediately prior thereto constitute at least a majority of the Board of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the ultimate parent thereof.

The amounts in the table are calculated using the closing price of our Common Stock on December 29, 2006 and the number of Stock Options and PHH RSUs used to calculate the amounts in the table are those unexercisable Stock Options and unvested PHH RSUs which became exercisable and vested as a result of the Change in Control event pursuant to the SEC rules under the Exchange Act. If consummated, the proposed Merger would result in a change in control under the terms of the 2005 Equity and Incentive Plan. The following table provides the estimated payments that each Named Executive Officer would receive as a result of accelerated vesting of stock awards using a price of $31.50 per share pursuant to the terms of the proposed Merger:

Accelerated
Vesting of
Name	Stock Awards

Terence W. Edwards	$2,451,351
Clair M. Raubenstine	—
George J. Kilroy	1,836,637
Mark R. Danahy	1,170,632
William F. Brown	893,013

Accelerated Payout of 2006 MIPs.  Our short-term cash incentive plans for our executive officers are the 2006 MIPs, which are governed by the terms of the 2005 Equity and Incentive Plan and the respective 2006 MIPs. As discussed above with regard to stock awards, in the event of a Change in Control, the performance conditions imposed with respect to such awards are deemed to be fully achieved and the target payout amount is payable to the Named Executive Officers. If consummated, the proposed Merger would result in a change in control under the terms of the 2005 Equity and Incentive Plan. In the event of the death of a Named Executive Officer, the performance conditions under the 2006 MIPs are deemed to be fully achieved and the target payout amount, pro rated according to the time the Named Executive Officer participated in the performance period, is payable to the Named Executive Officer’s estate. See “— Grants of Plan-Based Awards for 2006” above for information regarding the 2006 MIPs.

Retirement Plans.  Certain of our Named Executive Officers were participants in the PHH Pension Plan and PHH Retiree Medical Plan which were available to all employees prior to 1999. Participants are entitled to payments in the form of an annuity upon attaining retirement age. The amounts reflected in the table are based on the estimated present value on December 29, 2006 of the payout for each participating Named Executive Officer assuming he had attained the normal retirement age of 65. None of the Named Executive Officers had attained the minimum retirement age under the PHH Pension Plan as of December 29, 2006. See “— Pension Benefits for 2006” above for more information.

Deferred Compensation.  Mr. Edwards is the only Named Executive Officer who is a participant in the Deferred Compensation Plan. Participants are entitled to a distribution under the Deferred Compensation Plan when they cease employment with us for any reason. Distributions may be made in lump sum or in monthly, quarterly or annual installments for up to ten years at the election of the participant. See “— Non-qualified Deferred Compensation for 2006” above for more information.

PERFORMANCE GRAPH

The following graph and table compare the cumulative total stockholder return on our Common Stock with (i) the Russell 2000 Index and (ii) the Russell 2000 Financial Services Index. On January 31, 2005, all shares of our Common Stock were spun-off from Cendant to the holders of Cendant common stock on a pro rata basis. Our Common Stock began trading on the NYSE on February 1, 2005. Cendant distributed one share of our Common Stock for every 20 shares of Cendant common stock outstanding on the record date for the distribution.

	Investment Value as of
	2/1/2005	3/31/2005	6/30/2005	9/30/2005	12/31/2005	3/31/2006	6/30/2006	9/30/2006	12/31/2006

Russell 2000 Index	$100.00	$98.13	$102.37	$107.17	$108.39	$123.50	$117.29	$117.81	$128.30
Russell 2000 Financial Services Index	100.00	95.35	101.60	102.28	104.42	114.61	111.72	114.16	120.83
PHH Common Stock	100.00	99.86	117.44	125.39	127.95	121.92	125.75	125.11	131.83

The graph and chart above assume that $100 was invested in the Russell 2000 Index, the Russell 2000 Financial Services Index and our Common Stock on February 1, 2005. Total stockholder returns assume reinvestment of dividends. The stock price performance depicted in the graph and table above may not be indicative of future stock price performance.

EQUITY COMPENSATION PLAN INFORMATION

The table below reflects the number of securities issued and the number of securities remaining which were available for issuance under the 2005 Equity and Incentive Plan as of December 31, 2006.

(c)
Number of
Securities
Remaining Available
	(a)		(b)		for Future Issuance
	Number of Securities		Weighted-Average		Under Equity
	to be Issued Upon		Exercise Price of		Compensation Plans
	Exercise of		Outstanding		(Excluding
	Outstanding Options,		Options, Warrants		Securities Reflected
Plan Category	Warrants and Rights		and Rights		in Column (a))

Equity compensation plans approved by security holders(1)	5,012,861	(2)	$19.38	(3)	1,388,302
Equity compensation plans not approved by security holders	—		—		—

Total	5,012,861		$19.38		1,388,302

(1)	Our 2005 Equity and Incentive Plan was approved on January 14, 2005 by Cendant as our sole stockholder.

(2)	Includes 1,596,223 PHH RSUs and 3,416,638 Stock Options, of which 912,100 PHH RSUs and 64,438 Stock Options are subject to performance-based vesting at target levels or upon a change in control. Depending upon the level of achievement of these performance goals, all or a portion of the performance-based stock awards may not vest. The number of PHH RSUs includes 16,008 Earned Shares.

(3)	Because there is no exercise price associated with the PHH RSUs, those PHH RSUs described in Footnote 2 above are not included in the weighted-average exercise price calculation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We review any relationships or transactions in which we and our Directors and executive officers, or their immediate family members, are participants to determine whether these persons have a direct or indirect material interest. Our Directors Code and our Employees and Officers Code provide specific provisions regarding such relationships between our Directors and executive officers and us. The Corporate Governance Committee and the Corporate Compliance Officer review any such relationships identified under the Directors Code and the Employees and Officers Code, respectively, which are then reviewed and approved by the Board of Directors at least annually. The Directors Code sets forth the following guidelines for relationships that do not require Board approval:

▪	the Director’s sole interest in the arrangement is by virtue of his or her status as a director, executive officer and/or holder of less than 10% equity interest (other than a general partnership interest) in an entity with which we have concluded such an arrangement;

▪	the arrangement involves payments to or from the entity that constitute less than the greater of $1 million or 2% of the entity’s consolidated gross revenues; and

▪	the Director is not personally involved in (i) the negotiation and execution of the arrangement, (ii) performance of the services or provision of the goods or (iii) the monetary arrangement.

See “Corporate Governance — Code of Business Conduct and Ethics for Directors” and “— Code of Conduct for Employees and Officers” for more information. Our legal staff is responsible for the development and implementation of processes and controls, including regular director and officer questionnaires, to obtain information from the directors and executive officers with respect to related person transactions. Based on the facts and circumstances identified through these information gathering processes, the Board of Directors determines whether the company or a related person has a direct or indirect material interest in any transactions identified

Certain Business Relationships

A.B. Krongard, our Non-Executive Chairman, is also an outside director on the global Board of Directors for our principal outside law firm, DLA Piper. Our legal fees and disbursements paid to DLA Piper during 2006 were less than 0.4% of the firm’s gross revenues for 2006.

James W. Brinkley, one of our Directors, became Vice Chairman of Smith Barney’s Global Private Client Group following Citigroup’s acquisition of LMWW in December 2005. We have certain relationships with the Corporate and Investment Banking segment of Citigroup, including financial services, commercial banking and other transactions. The fees paid to Citigroup, including interest expense, were approximately $37 million for 2006, representing less than 0.1% of Citigroup’s revenues. Citigroup is a lender, along with various other lenders, in several of our credit facilities. Our indebtedness to Citigroup was $843 million as of December 31, 2006, representing less than 0.1% of Citigroup’s total consolidated assets, and was made in the ordinary course of business upon terms, including interest rates and collateral, substantially the same as those prevailing at the time for comparable loans.

Mr. Brinkley’s son, Douglas Brinkley, is a principal at Colliers Pinkard, a member firm of Colliers, which provides certain lease management services to us. The fees paid to Colliers during 2006 were approximately $300,000, representing less than 0.1% of Colliers’ annual revenues.

Bradford C. Burgess, who serves as a Director, Business Development at PHH Arval since 2001, is the son-in-law of George J. Kilroy, one of our Directors and President and Chief Executive Officer of PHH Arval. Mr. Burgess received compensation, including base and bonus payments, of $120,000 for 2006 and was eligible to participate in employee benefit plans available to employees generally. His compensation and benefits were commensurate with other employees in comparable positions at PHH Arval.

Mr. Mariner, one of our directors, served as a director of BankAtlantic until May 2006. PHH Mortgage has certain mortgage banking relationships with BankAtlantic, the fees for which did not exceed 0.2% of BankAtlantic’s annual revenues.

Indebtedness of Management

One or more of our mortgage lending subsidiaries has made, in the ordinary course of business, mortgage loans and/or home equity lines of credit to directors and executive officers and their immediate families. Such mortgage loans and/or home equity lines of credit were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with our other customers generally, and they did not involve more than the normal risk of collectibility or present other unfavorable features. Generally, we sell these mortgage loans and/or home equity lines of credit, soon after origination, into the secondary market in the ordinary course of business.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements, (ii) the qualifications and independence of the Company’s independent registered public accounting firm (the “Independent Auditor”), (iii) the performance of the Independent Auditor and the Company’s internal audit function, and (iv) the Company’s compliance with legal and regulatory requirements. Management is responsible for the financial reporting process, including the preparation of the financial statements and system of internal controls. The Company’s Independent Auditor is responsible for auditing the financial statements in accordance with generally accepted auditing standards and issuing an opinion as to whether the Company’s financial statements are, in all material respects, presented fairly in conformity with generally accepted accounting principles. The Committee operates pursuant to a written charter that is available on our corporate website. See “Committees of the Board” above for more information.

In this context, the Committee has met and held discussions with management and the Independent Auditor regarding the fair and complete presentation of the Company’s results, the assessment of the Company’s internal control over financial reporting and significant accounting policies applied by the Company in its financial statements, including alternative treatments. Management represented to the Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the audited financial statements with management and the Independent Auditor. The Committee also discussed with the Independent Auditor those matters required by Statement of Auditing Standards No. 61, “Communications with Audit Committees,” as amended.

In addition, the Committee discussed with the Independent Auditor the firm’s independence from the Company and management, and the Independent Auditor has provided the written disclosures and letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

The Committee discussed with the Company’s internal auditor and Independent Auditor the overall scope and plans for their respective audits. The Committee met with the internal auditor and the Independent Auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved the inclusion of the audited financial statements in the Company’s 2006 Annual Report filed with the SEC.

Audit Committee of the Board of Directors
Francis J. Van Kirk (Chairman)
Ann D. Logan
Jonathan D. Mariner

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our independent registered public accounting firm (the “Independent Auditor”). The Audit Committee has adopted a pre-approval policy and implemented procedures which provide that all engagements of our Independent Auditor are reviewed and pre-approved by the Audit Committee, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which our Audit Committee approves prior to the completion of the audit. The pre-approval policy also permits the delegation of pre-approval authority to a member of the Audit Committee between meetings of the Audit Committee, and any such approvals are reviewed and ratified by the Audit Committee at its next scheduled meeting.

For the years ended December 31, 2006 and 2005, professional services were performed for us by Deloitte & Touche LLP, our Independent Auditor, pursuant to the oversight of our Audit Committee. Audit and audit-related fees aggregated $12.1 million and $16.8 million for the years ended December 31, 2006 and 2005, respectively. Set forth below are the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates. All fees and services were approved in accordance with the Audit Committee’s pre-approval policy since the Spin-Off.

	Year Ended
	December 31,
Fees by Type	2006	2005
	(In millions)

Audit fees	$11.4	$16.6
Audit-related fees	0.7	0.2
Tax fees	0.4	0.1
All other fees	—	—

Total	$12.5	$16.9

Audit Fees.  The aggregate fees billed for professional services rendered by the Independent Auditor were $11.4 million and $16.6 million for the years ended December 31, 2006 and 2005, respectively, and, primarily related to the annual audits of the Consolidated Financial Statements included in our Annual Reports on Form 10-Ks and our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q and services provided in connection with regulatory and statutory filings.

Audit-Related Fees.  Audit-related fees billed during the year ended December 31, 2006 and 2005 were $0.7 million and $0.2 million, respectively, and primarily related to audit fees for our employee benefit plans, comfort letters related to registration statements and securitization transactions.

Tax Fees.  The aggregate fees billed for tax services during the years ended December 31, 2006 and 2005 were $0.4 million and $0.1 million, respectively. These fees related to tax compliance, tax advice and tax planning for the years ended December 31, 2006 and 2005.

All Other Fees.  There were no amounts billed for other services during the year ended December 31, 2006. The aggregate fees billed for all other services during the year ended December 31, 2005 were approximately $2,000 and related to software license fees.

OTHER BUSINESS

As of December 22, 2007, our Board of Directors is not aware of any other business to come before the meeting. However, if any additional matters are presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on those matters.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING OF STOCKHOLDERS FOR 2008

Proposals from stockholders are given careful consideration by us in accordance with Rule 14a-8 of the Exchange Act (“Rule 14a-8”). We provide all stockholders with the opportunity, under certain circumstances and consistent with our by-laws and the rules of the Securities and Exchange Commission, to participate in the governance of the Company by submitting stockholder proposals that they believe merit consideration at the annual meeting of stockholders for 2008. To enable management to analyze and respond to proposals stockholders wish to have included in the Proxy Statement and proxy card for that meeting, our by-laws, consistent with Rule 14a-8, require that any such proposal be received by us in writing no later than the tenth day following the public announcement of the date of the annual meeting of stockholders for 2008. Any stockholder proposal submitted must also be in compliance with our by-laws. Pursuant to our by-laws, any stockholder proposal or director nomination for that meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if it is received by us no later than the tenth day following the public announcement of the date of the annual meeting of stockholders for 2008.

Proxies solicited by the Board of Directors for the annual meeting of stockholders for 2008 may confer discretionary authority to vote on any untimely stockholder proposals or director nominations without express direction from stockholders giving such proxies. All stockholder proposals and director nominations must be addressed to the attention of the Secretary at PHH Corporation, 3000 Leadenhall Road, Mount Laurel, New Jersey 08054. The Chairman of the annual meeting of stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

By Order of the Board of Directors

William F. Brown
Senior Vice President, General Counsel and
Secretary

Appendix A

PHH CORPORATION

SELECTED FINANCIAL DATA

Quarterly Historical Financial Tables

	Nine				Nine
	Months				Months
	Ended	Quarter Ended			Ended	Quarter Ended
	9/30/07	9/30/07	6/30/07	3/31/07	9/30/06	9/30/06	6/30/06	3/31/06
	(In millions, except per share data)

Consolidated Statements of Operations Data:
Net revenues	$1,690	$484	$610	$596	$1,673	$535	$589	$549
Net (loss) income	(24)	(38)	(1)	15	(17)	(7)	1	(11)
Basic (loss) earnings per share	(0.44)	(0.69)	(0.02)	0.28	(0.32)	(0.13)	0.01	(0.20)
Diluted (loss) earnings per share	(0.44)	(0.69)	(0.02)	0.27	(0.32)	(0.13)	0.01	(0.20)

	September 30,	June 30,	March 31,	December 31,
	2007	2007	2007	2006
	(In millions)

Consolidated Balance Sheets Data:
ASSETS
Cash and cash equivalents	$118	$136	$178	$123
Restricted cash	627	599	558	559
Mortgage loans held for sale, net	1,836	2,921	3,012	2,936
Accounts receivable, net	566	471	458	462
Net investment in fleet leases	4,168	4,248	4,170	4,147
Mortgage servicing rights	1,969	2,249	2,022	1,971
Investment securities	16	42	38	35
Property, plant and equipment, net	60	60	60	64
Goodwill	86	86	86	86
Other assets	420	434	386	377

Total assets	$9,866	$11,246	$10,968	$10,760

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$466	$503	$506	$494
Debt	6,794	7,984	7,834	7,647
Deferred income taxes	758	802	815	766
Other liabilities	302	382	251	307

Total liabilities	8,320	9,671	9,406	9,214
Commitments and contingencies	—	—	—	—
Minority interest	33	35	31	31
Total stockholders’ equity	1,513	1,540	1,531	1,515

Total liabilities and stockholders’ equity	$9,866	$11,246	$10,968	$10,760

Segment Results

The Company’s segment results for the three and nine months ended September 31, 2007 and 2006 were as follows:

	Net Revenues			Segment (Loss) Profit(1)
	Three Months			Three Months
	Ended September 30,			Ended September 30,
	2007	2006	Change	2007	2006	Change
			(In millions)

Mortgage Production segment	$(10)	$74	$(84)	$(113)	$(49)	$(64)
Mortgage Servicing segment	24	10	14	(2)	(7)	5

Total Mortgage Services	14	84	(70)	(115)	(56)	(59)
Fleet Management Services segment	470	451	19	30	24	6

Total reportable segments	484	535	(51)	(85)	(32)	(53)
Other(2)	—	—	—	(3)	—	(3)

Total Company	$484	$535	$(51)	$(88)	$(32)	$(56)

	Net Revenues			Segment (Loss) Profit(1)
	Nine Months Ended			Nine Months
	September 30,			Ended September 30,
	2007	2006	Change	2007	2006	Change
			(In millions)

Mortgage Production segment	$167	$268	$(101)	$(160)	$(96)	$(64)
Mortgage Servicing segment	138	81	57	70	14	56

Total Mortgage Services	305	349	(44)	(90)	(82)	(8)
Fleet Management Services segment	1,386	1,325	61	81	75	6

Total reportable segments	1,691	1,674	17	(9)	(7)	(2)
Other(2)	(1)	(1)	—	(8)	—	(8)

Total Company	$1,690	$1,673	$17	$(17)	$(7)	$(10)

(1)	The following is a reconciliation of Loss before income taxes and minority interest to segment loss:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
		(In millions)

Loss before income taxes and minority interest	$(87)	$(31)	$(13)	$(6)
Minority interest in income of consolidated entities, net of income taxes	1	1	4	1

Segment loss	$(88)	$(32)	$(17)	$(7)

(2)	Net revenues reported under the heading Other for the nine months ended September 30, 2007 and 2006 represent the elimination of $1 million of intersegment revenues recorded by the Mortgage Servicing segment, which are offset in segment loss by the elimination of $1 million of intersegment expense recorded by the Fleet Management Services segment. Segment loss reported under the heading Other for the three and nine months ended September 30, 2007 represents expenses related to the proposed merger with General Electric Capital Corporation and its wholly owned subsidiary, Jade Merger Sub, Inc.

The Company’s segment results for the three and six months ended June 30, 2007 and 2006 were as follows:

	Net Revenues			Segment (Loss) Profit(1)
	Three Months			Three Months
	Ended June 30,			Ended June 30,
	2007	2006	Change	2007	2006	Change
			(In millions)

Mortgage Production segment	$106	$106	$—	$(8)	$(18)	$10
Mortgage Servicing segment	39	38	1	17	14	3

Total Mortgage Services	145	144	1	9	(4)	13
Fleet Management Services segment	466	446	20	30	27	3

Total reportable segments	611	590	21	39	23	16
Other(2)	(1)	(1)	—	(1)	—	(1)

Total Company	$610	$589	$21	$38	$23	$15

	Net Revenues			Segment (Loss) Profit(1)
	Six Months			Six Months
	Ended June 30,			Ended June 30,
	2007	2006	Change	2007	2006	Change
			(In millions)

Mortgage Production segment	$177	$194	$(17)	$(47)	$(47)	$—
Mortgage Servicing segment	114	71	43	72	21	51

Total Mortgage Services	291	265	26	25	(26)	51
Fleet Management Services segment	916	874	42	51	51	—

Total reportable segments	1,207	1,139	68	76	25	51
Other(2)	(1)	(1)	—	(5)	—	(5)

Total Company	$1,206	$1,138	$68	$71	$25	$46

(1)	The following is a reconciliation of Income before income taxes and minority interest to segment profit:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
		(In millions)

Income before income taxes and minority interest	$41	$24	$74	$25
Minority interest in income of consolidated entities, net of income taxes	3	1	3	—

Segment profit	$38	$23	$71	$25

(2)	Net revenues reported under the heading Other for the three and six months ended June 30, 2007 and 2006 represent the elimination of $1 million of intersegment revenues recorded by the Mortgage Servicing segment, which are offset in segment profit by the elimination of $1 million of intersegment expense recorded by the Fleet Management Services segment. Segment loss reported under the heading Other for the three and six months ended June 30, 2007 represents expenses related to the proposed merger with General Electric Capital Corporation and its wholly owned subsidiary, Jade Merger Sub, Inc.

The Company’s segment results for the three months ended March 31, 2007 and 2006 were as follows:

	Net Revenues			Segment (Loss) Profit(1)
	Three Months			Three Months
	Ended March 31,			Ended March 31,
	2007	2006	Change	2007	2006	Change
			(In millions)

Mortgage Production segment	$71	$88	$(17)	$(39)	$(29)	$(10)
Mortgage Servicing segment	75	33	42	55	7	48

Total Mortgage Services	146	121	25	16	(22)	38
Fleet Management Services segment	450	428	22	21	24	(3)

Total reportable segments	596	549	47	37	2	35
Other(2)	—	—	—	(4)	—	(4)

Total Company	$596	$549	$47	$33	$2	$31

(1)	The following is a reconciliation of Income before income taxes and minority interest to segment profit:

	Three Months
	Ended March 31,
	2007	2006
	(In millions)

Income before income taxes and minority interest	$33	$1
Minority interest in loss of consolidated entities, net of income taxes	—	(1)

Segment profit	$33	$2

(2)	Segment loss reported under the heading Other for the three months ended March 31, 2007 represents expenses related to the proposed merger with General Electric Capital Corporation and its wholly owned subsidiary, Jade Merger Sub, Inc.

Appendix B

PHH CORPORATION

INDEPENDENCE STANDARDS FOR DIRECTORS

The Board of Directors has adopted Corporate Governance Guidelines that contain director qualifications including director independence. No director will be considered “independent” unless the Board affirmatively determines that the director has no material relationship with PHH Corporation or any of its subsidiaries (together, the “Company”), either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. When making independence determinations, the Board will consider all relevant facts and circumstances, as well as all applicable legal and regulatory requirements, including NYSE corporate governance requirements and the rules and regulations of any other regulatory or self-regulatory body with jurisdiction over the Company. Notwithstanding the foregoing, none of the following relationships shall automatically disqualify any director or nominee from being considered “independent”:

(a) More than three years ago, (i) the director was employed by the Company, or (ii) an immediate family member of the director was employed by the Company as an executive officer;

(b) (i) During any twelve-month period during the preceding three years, the director has received, or has an immediate family member who has received, less than $100,000 in direct compensation from the Company; or (ii) during any twelve-month period during the preceding three years the director has received, or has an immediate family member who has received, director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (iii) more than three years ago, the director has received, or has an immediate family member who has received, any such compensation (including amounts over $100,000 per year);

(c) The director or an immediate family member of the director is or was employed within the past three years as an executive officer of another organization for which any of the Company’s present executive officers at the same time serves or served on that organization’s board of directors (or similar body) or any committee thereof, except that the foregoing shall not apply to service by such executive officer on such organization’s compensation committee;

(d) (i) The director is or was an employee, executive officer, partner (other than a limited partner) or significant equity holder of another organization that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other organization’s consolidated gross revenues, or (ii) an immediate family member of the director is or was an executive officer of another company that made payments to, or received payments from, the Company for property or services in an amount which, in any single fiscal year, is less than the greater of $1.0 million or 2% of such other company’s consolidated gross revenues;

(e) The director is or was an executive officer, partner or significant equity holder of another organization that is indebted to the Company, or to which the Company is or was indebted, and the total amount of indebtedness is 2% or less of the total consolidated assets of such organization; or

(f) The director is or was an executive officer, trustee or director of a foundation, university or other non-profit or charitable organization receiving grants, endowments or other contributions from the Company, in any single fiscal year, less than the greater of $1.0 million or 2% of such charitable organization’s consolidated gross revenues; or

(g) The director or an immediate family member of the director owns 10% or less of the equity of the Company or 5% or less of the equity of an organization that has a relationship with the Company.

In addition to these guidelines, members of certain committees of the Board, such as the Audit Committee, are subject to heightened standards of independence under various rules and regulations.

For purposes of these guidelines: (1) compensation received by an immediate family member of a director for service as a non-executive employee of the Company shall not be considered in determining independence under

B-1

(b), above; (2) in applying the test under (d), above, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year and the look-back provisions shall apply solely to the financial relationship between the Company and the director or immediate family member’s current employer and not to former employment of the director or immediate family member; (3) an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but in applying any lookback provisions, the Company will not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or become incapacitated; (4) a significant equity holder of an organization will normally be considered a stockholder, limited partner or member owning 10% or more of the voting or equity interests in that organization; and (5) a director’s service as a non-employee Chairman of the Board of Directors of the Company shall not be deemed employment by the Company under (a) above.

B-2

PHH CORPORATION
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders to be held on March 18, 2008
     The undersigned stockholder of PHH Corporation hereby appoints Clair M. Raubenstine and William F. Brown, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated on the reverse side, all of the shares of common stock of PHH Corporation (“PHH Common Stock”) which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders for 2007 to be held at PHH Corporation’s offices at 3000 Leadenhall Road, Mt Laurel, New Jersey 08054, on March 18, 2008, at 10:00 a.m., eastern daylight time, and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the accompanying Notice of Annual Meeting and Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting dated December 28, 2007, and the accompanying Proxy Statement. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS FOR THE NAMED NOMINEES.
(Continued and to be signed on reverse side please mark, sign, date and return this proxy using the enclosed envelope.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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PHH CORPORATION
THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
ADMISSION TICKET

PHH Corporation Annual Meeting of Stockholders for 2007 Tuesday, March 18, 2008 10:00 a.m.	PHH Corporation 3000 Leadenhall Road Mt. Laurel, New Jersey 08054

THE BOARD OF DIRECTORS OF PHH CORPORATION RECOMMENDS A VOTE FOR PROPOSAL NO. 1	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR	WITHHOLD
		all nominees listed	AUTHORITY
		(except as indicated)	to vote for all nominees
1.	Election of Directors Class II Nominees:	☐	☐

01 Ann D. Logan
02 George J. Kilroy

For all nominees, except vote withheld from the following:

WILL ATTEND

If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.	☐

Signature	Signature	Date

Please sign exactly as name appears. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

▲ FOLD AND DETACH HERE ▲
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